                                                                Exhibit 99(b)

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                        CONSOLIDATED STATEMENT OF INCOME


                                                                             1994          1993         1992
                                                                          ----------    ----------   ----------
                                                                                  YEAR ENDED DECEMBER 31,
                                                                          (IN THOUSANDS, EXCEPT PER SHARE DATA)
INTEREST AND DIVIDEND INCOME
Loans...................................................................  $1,311,719    $1,242,683   $1,301,564
Securities
    Available for sale, at fair value...................................     145,036
    At lower of aggregate cost or fair value............................                   236,455      232,406
    Held to maturity....................................................     443,946       303,217      272,007
Residential mortgages held for sale.....................................      14,823        29,636       27,312
Federal funds sold and securities purchased under agreements to resell..       8,698        12,590       19,550
Interest-bearing deposits in other banks................................      12,610           839        2,123
Trading account securities..............................................       1,097         1,562        1,564
                                                                          ----------    ----------   ----------
         Total..........................................................   1,937,929     1,826,982    1,856,526
                                                                          ----------    ----------   ----------
INTEREST EXPENSE
Interest on deposits
    Savings, money market and NOW accounts..............................     163,345       183,287      272,665
    Domestic time.......................................................     226,434       232,533      347,255
    Foreign time........................................................      16,567         5,146        2,516
                                                                          ----------    ----------   ----------
         Total..........................................................     406,346       420,966      622,436
Other borrowings........................................................     368,347       262,413      192,240
Notes and debentures....................................................      95,651        72,040       59,321
                                                                          ----------    ----------   ----------
         Total..........................................................     870,344       755,419      873,997
                                                                          ----------    ----------   ----------
NET INTEREST INCOME.....................................................   1,067,585     1,071,563      982,529
Provision for credit losses.............................................       3,000        55,944      242,128
                                                                          ----------    ----------   ----------
NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES...................   1,064,585     1,015,619      740,401
                                                                          ----------    ----------   ----------
NONINTEREST INCOME
Customer service fees...................................................     195,774       186,452      187,459
Trust and agency fees...................................................     117,501       116,845      115,103
Securities gains, net...................................................                    12,468       94,103
Other...................................................................      65,207        95,084      126,140
                                                                          ----------    ----------   ----------
         Total..........................................................     378,482       410,849      522,805
                                                                          ----------    ----------   ----------
NONINTEREST EXPENSES
Compensation and benefits...............................................     478,142       500,254      474,725
Occupancy and equipment.................................................     154,511       163,792      179,507
Merger related charges..................................................     100,900
Restructuring related charges...........................................      39,800        36,319
Foreclosed properties provision and expense.............................      11,702       105,173      177,813
Other...................................................................     286,408       331,454      322,536
                                                                          ----------    ----------   ----------
         Total..........................................................   1,071,463     1,136,992    1,154,581
                                                                          ----------    ----------   ----------
INCOME BEFORE INCOME TAXES, EXTRAORDINARY CREDIT
  AND CUMULATIVE EFFECT OF ACCOUNTING CHANGES...........................     371,604       289,476      108,625
Income taxes............................................................     134,252         6,628       40,898
                                                                          ----------    ----------   ----------
INCOME BEFORE EXTRAORDINARY CREDIT AND CUMULATIVE
  EFFECT OF ACCOUNTING CHANGES..........................................     237,352       282,848       67,727
Extraordinary credit....................................................                                 18,378
Cumulative effect of changes in methods of accounting...................                    46,200
                                                                          ----------    ----------   ----------
NET INCOME..............................................................  $  237,352    $  329,048   $   86,105
                                                                          ==========    ==========   ==========
NET INCOME APPLICABLE TO COMMON SHARES..................................  $  221,917    $  313,579   $   81,322
                                                                          ==========    ==========   ==========
COMMON SHARE DATA
    Income before extraordinary credit and cumulative
      effect of accounting changes......................................       $1.87         $2.35        $0.60
    Net income..........................................................        1.87          2.75         0.78
    Weighted average shares outstanding.................................     118,977       113,908      104,380


   The accompanying notes are an integral part of these financial statements.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                           CONSOLIDATED BALANCE SHEET

                                                                               1994           1993
                                                                           ------------   ------------
                                                                           DECEMBER 31, (IN THOUSANDS)
ASSETS
Cash and due from banks.................................................    $ 1,986,182    $ 1,539,690
Interest-bearing deposits in other banks................................        439,936         13,252
Federal funds sold and securities purchased under agreements to resell..        308,700         71,500
Trading account securities..............................................         27,859         19,625
Residential mortgages held for sale.....................................         72,205        472,450
Securities
    Available for sale, at fair value...................................      1,991,853      3,189,616
    Held to maturity (fair value $7,561,890 and $7,228,796).............      8,000,382      7,152,326
Loans, less reserve for credit losses of $542,116 and $669,156..........     17,945,027     16,928,532
Premises and equipment..................................................        329,780        332,960
Foreclosed properties...................................................         18,831         64,518
Customers' acceptance liability.........................................          5,166         13,747
Other assets............................................................      1,272,690      1,304,589
                                                                            -----------    -----------
         Total assets...................................................    $32,398,611    $31,102,805
                                                                            ===========    ===========
LIABILITIES
Deposits
    Demand..............................................................     $5,161,182     $4,755,036
    Savings, money market and NOW accounts..............................      8,649,988      8,976,640
    Domestic time.......................................................      6,058,769      4,763,463
    Foreign time........................................................        876,314        246,740
                                                                            -----------    -----------
         Total deposits.................................................     20,746,253     18,741,879
Other borrowings........................................................      7,086,579      9,282,951
Acceptances outstanding.................................................          5,166         13,747
Accrued expenses and other liabilities..................................        341,652        202,916
Notes and debentures....................................................      2,021,788        758,941
                                                                            -----------    -----------
         Total liabilities..............................................     30,201,438     29,000,434
                                                                            -----------    -----------
SHAREHOLDERS' EQUITY
Preferred stock, without par value
    Authorized-10,000,000 shares
    Outstanding-1,263,700 and 1,275,000 shares..........................        178,185        178,750
Preferred stock, $.01 par value
    Authorized-193,000 shares
    Outstanding-170,073 shares..........................................                        15,215
Common stock, $.01 par value
    Authorized-300,000,000 and 150,000,000 shares
    Issued-120,770,774 and 117,550,211 shares...........................          1,208          1,176
Surplus.................................................................      1,288,825      1,237,177
Retained earnings.......................................................        783,223        658,607
Net unrealized gain (loss) on securities available for sale.............        (54,268)        13,789
Treasury stock, common stock at cost (106,487 shares)...................                        (2,343)
                                                                            -----------    -----------
         Total shareholders' equity.....................................      2,197,173      2,102,371
                                                                            -----------    -----------
         Total liabilities and shareholders' equity.....................    $32,398,611    $31,102,805
                                                                            ===========    ===========


   The accompanying notes are an integral part of these financial statements.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

           CONSOLIDATED STATEMENT OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                          1994          1993          1992
                                                                       ----------    ----------    ----------
                                                                       YEAR ENDED DECEMBER 31, (IN THOUSANDS)
SHAREHOLDERS' EQUITY AT BEGINNING OF YEAR...........................   $2,102,371    $1,731,543    $1,268,631

PREFERRED STOCK
Issuance of preferred stock (575,000 shares)........................                                  143,750
Redemption of preferred stock (170,073 and 177,000 shares)..........      (15,215)      (15,835)
Purchase of preferred stock (11,300 shares).........................         (565)

COMMON STOCK, $.01 PAR VALUE
Shares issued under Dividend Reinvestment and Stock Purchase
  Plans (2,190,550 and 962,946 shares)..............................           22             9
Shares issued under stock option and employee benefit plans
  (1,030,013; 551,730 and 438,469 shares)...........................           10             6             4
Issuance of common stock (3,233,508 and 18,569,760 shares)..........                         33           186

SURPLUS
Additional proceeds from:
    Shares issued under Dividend Reinvestment and Stock
      Purchase Plans................................................       43,883        22,334
    Shares issued under stock option and employee benefit plans.....        7,765         5,062         2,869
    Issuance of common stock........................................                     28,236       211,638
Preferred stock issuance costs......................................                                   (5,731)

RETAINED EARNINGS
Net income..........................................................      237,352       329,048        86,105
Cash dividends declared by the Corporation on:
    Preferred stock.................................................      (15,435)      (15,469)       (4,783)
    Common stock....................................................      (93,471)      (47,205)
Cash dividends declared by merged companies prior to mergers........       (1,143)       (4,411)       (3,870)
Restricted stock awards.............................................          638            31        (1,496)
Reissuance of common stock from treasury............................         (211)      (11,106)      (15,444)
Redemption of preferred stock.......................................       (3,114)       (1,603)

NET UNREALIZED GAIN (LOSS) ON SECURITIES
Unrealized appreciation (depreciation) on securities
    available for sale..............................................      (68,057)       13,789
Unrealized appreciation on securities at lower of
    aggregate cost or fair value....................................                     23,654        16,045

TREASURY STOCK
Purchase of common stock (95,223; 114,009 and 672 shares)...........       (2,169)       (2,509)          (10)
Reissuance of common stock under Dividend Reinvestment and
    Stock Purchase Plans (201,710; 1,665,989 and 1,202,954 shares)..        4,512        46,764        33,649
                                                                       ----------    ----------    ----------
SHAREHOLDERS' EQUITY AT END OF YEAR.................................   $2,197,173    $2,102,371    $1,731,543
                                                                       ==========    ==========    ==========


   The accompanying notes are an integral part of these financial statements.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                      CONSOLIDATED STATEMENT OF CASH FLOWS

                                                                                          1994          1993          1992
                                                                                       -----------   -----------   -----------
                                                                                       YEAR ENDED DECEMBER 31, (IN THOUSANDS)
OPERATING ACTIVITIES
Net income...........................................................................  $   237,352   $   329,048   $    86,105
Adjustments to reconcile net income to cash provided by operating activities:
Extraordinary credit.................................................................                                  (18,378)
Cumulative effect of changes in methods of accounting................................                    (46,200)
Provision for credit losses..........................................................        3,000        55,944       242,128
Provision for foreclosed properties..................................................        3,993        76,598       140,417
Depreciation, amortization and other.................................................      102,593       129,952        71,916
Deferred income taxes................................................................       67,949       (15,247)       35,366
Gains from the sale of securities held to maturity...................................                                  (76,617)
Losses (gains) from the sale of loans, securities, premises and equipment
  and other assets...................................................................       15,001       (10,575)      (44,194)
Decrease in securities reported at the lower of aggregate cost or fair value.........                     39,880     1,501,695
Decrease (increase) in trading account securities....................................       (8,234)       16,819       (17,942)
Decrease (increase) in residential mortgages held for sale...........................      644,245         3,880      (198,353)
Decrease (increase) in other assets and accrued expenses and other
  liabilities........................................................................       80,201      (263,494)       68,064
                                                                                       -----------   -----------   ------------
CASH PROVIDED BY OPERATING ACTIVITIES................................................    1,146,100       316,605     1,790,207
                                                                                       -----------   -----------   ------------
FINANCING ACTIVITIES
Increase (decrease) in total deposits................................................    2,004,374    (1,252,362)     (249,361)
Increase (decrease) in other borrowings..............................................   (2,196,372)    3,850,428     1,132,497
Proceeds from issuance of bank notes, net............................................    1,263,000
Proceeds from issuance of subordinated notes.........................................                    149,700       149,631
Principal payments on notes and debentures...........................................         (384)     (200,802)       (4,981)
Proceeds from issuances of common and preferred stock................................       55,981        91,338       370,921
Purchases of common and preferred stock..............................................      (21,063)      (19,947)          (10)
Cash dividends paid..................................................................     (103,710)      (47,279)       (5,779)
                                                                                       -----------   -----------   ------------
CASH PROVIDED BY FINANCING ACTIVITIES................................................    1,001,826     2,571,076     1,392,918
                                                                                       -----------   -----------   ------------
INVESTING ACTIVITIES
Decrease (increase) in short-term investments........................................     (663,884)      718,506      (487,201)
Proceeds from sales of securities available for sale.................................    3,582,694
Maturities of securities available for sale..........................................      560,545
Purchases of securities available for sale...........................................   (3,328,586)
Maturities of securities held to maturity............................................    1,521,887     2,214,542     1,427,693
Proceeds from sales of securities held to maturity...................................                  1,560,902     1,908,615
Purchases of securities held to maturity.............................................   (2,118,395)   (6,845,381)   (6,057,170)
Proceeds from sales of loans.........................................................       62,021       560,178       926,597
Purchases of loans...................................................................     (487,415)     (427,611)     (437,208)
Loans originated less principal collected............................................     (852,302)     (645,216)   (1,212,373)
Purchases of premises and equipment and other assets.................................      (55,661)      (54,123)      (58,472)
Proceeds from the sale of premises and equipment and other assets....................       77,662       106,484       197,714
                                                                                       -----------   -----------   ------------
CASH USED BY INVESTING ACTIVITIES....................................................   (1,701,434)   (2,811,719)   (3,791,805)
                                                                                       -----------   -----------   ------------
INCREASE (DECREASE) IN CASH AND DUE FROM BANKS.......................................      446,492        75,962      (608,680)
Cash and due from banks at beginning of year.........................................    1,539,690     1,463,728     2,072,408
                                                                                       -----------   ----------    -----------
CASH AND DUE FROM BANKS AT END OF YEAR...............................................  $ 1,986,182   $ 1,539,690   $ 1,463,728
                                                                                       ===========   ===========   ===========
ADDITIONAL CASH FLOW INFORMATION
Interest paid........................................................................  $   845,149   $   747,857   $   907,382
Income taxes paid....................................................................  $    28,729   $    26,176   $    41,224


   The accompanying notes are an integral part of these financial statements.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  The accounting and reporting policies of Shawmut National Corporation and its subsidiaries (the Corporation) are in conformity with generally accepted accounting principles followed within the banking industry. Certain amounts for prior years have been reclassified to conform to current year presentation. As more fully discussed in Note 2--"Merger and Acquisitions", the Corporation consummated the acquisitions of three banking organizations accounted for as poolings of interests during 1994. These consolidated financial statements and notes thereto give effect to the acquisitions and, therefore, the financial position, results of operations and cash flows are presented as if the Corporation and the acquired banking organizations had been combined for all periods presented. The significant accounting policies followed by the Corporation are summarized below.

  PRINCIPLES OF CONSOLIDATION--The consolidated financial statements include the accounts of Shawmut National Corporation and its subsidiaries after elimination of material intercompany balances and transactions.

  TRADING ACCOUNT SECURITIES--Trading account securities include debt securities that are purchased and held principally for the purpose of selling them in the near term and are stated at fair value, as determined by quoted market prices. Gains and losses realized on the sale of trading account securities and adjustments to fair value are included in trading account profits.

  RESIDENTIAL MORTGAGES HELD FOR SALE--Residential mortgages held for sale are primarily one to four family real estate mortgage loans which are reported at the lower of cost or market, as determined by outstanding commitments from investors or current investor yield requirements, calculated on an aggregate basis. Forward mandatory, standby and put option contracts are entered into to limit market risk on residential mortgages held for sale. Gains and losses from sales of residential mortgages held for sale are recognized upon settlement with investors and recorded in noninterest income. These activities, together with underwriting and servicing of residential mortgage loans, comprise the Corporation's mortgage banking business.

  SECURITIES--Debt securities that the Corporation has the positive intent and ability to hold to maturity are classified as held to maturity and reported at cost, adjusted for the amortization of premiums and accretion of discounts. Debt and equity securities which are not classified as held to maturity or as trading securities are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from the results of operations and reported as a separate component of shareholders' equity, net of income taxes.

  Prior to adoption of Statement of Financial Accounting Standards (FAS) No. 115 "Accounting for Certain Investments in Debt and Equity Securities" (FAS 115), effective December 31, 1993, debt securities that were to be held for indefinite periods of time, including securities that management intended to use as part of its asset/liability strategy or that may be sold in response to changes in interest rates, prepayment risk or other factors, were reported at the lower of aggregate cost or fair value. Changes in net unrealized losses were included in the Corporation's results of operations. Equity securities were stated at the lower of aggregate cost or fair value with net unrealized losses reported as a reduction of retained earnings.

  Fair values of securities are determined by prices obtained from independent market sources. Realized gains and losses on securities sold are computed on the identified cost basis on the trade date and are included in the results of operations.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  FOREIGN EXCHANGE TRADING INSTRUMENTS--Foreign exchange trading positions, including spot, forward and option contracts, are reported at market value. The resulting realized and unrealized gains and losses from foreign exchange trading are included in other noninterest income.

  INTEREST RATE INSTRUMENTS--Interest rate instruments, such as futures contracts and forward rate agreements, are used in conjunction with foreign exchange trading activities. These instruments are carried at net market value with realized and unrealized gains and losses recognized currently in other noninterest income.

  Interest rate swap, cap and floor agreements and futures contracts are used to manage the Corporation's interest rate risk. Those agreements meeting the criteria for hedge accounting treatment are designated as hedges and are accounted for on an accrual basis. Premiums paid for interest rate instruments are amortized as an adjustment to interest expense over the term of the agreements. The periodic net settlements on interest rate swap, cap and floor agreements are recorded as an adjustment to interest expense. Gains or losses on futures contracts that are effective hedges are deferred and amortized over the expected remaining life of the hedged asset or liability. The market value of futures contracts used to hedge the available for sale securities portfolio are included with the valuation of those securities.

  Disclosures required under FAS No. 119, "Disclosure about Derivative Financial Instruments and Fair Value of Financial Instruments", are included in
Note 15--"Interest Rate Financial Instruments".

  LOANS--Loans are stated at the principal amounts outstanding, net of unearned income. Interest on undiscounted loans is recognized primarily utilizing the simple interest method based upon the principal amount outstanding. Interest on discounted loans is recognized utilizing the effective yield method.

  The net amount of loan origination and commitment fees and direct costs incurred to underwrite and issue a loan are deferred and amortized as an adjustment of the related loan's yield over the contractual life of the loan in a manner which approximates the interest method.

  When a loan is past due 90 days or more or the ability of the borrower to repay principal or interest is in doubt, the Corporation discontinues the accrual of interest and reverses any unpaid accrued amounts. If there is doubt as to subsequent collectibility, cash interest payments are applied to reduce principal. A loan is not restored to accruing status until the borrower has brought the loan current and demonstrated the ability to make payments of principal and interest, and doubt as to the collectibility of the loan is not present. The Corporation may continue to accrue interest on loans past due 90 days or more which are well secured and in the process of collection.

  Restructured loans are loans with original terms which have been modified as a result of a change in the borrower's financial condition. Interest income on restructured loans is accrued at the modified rates.

  A commitment to extend credit is a binding agreement to make a loan to a customer in the future if certain conditions are met and is subject to the same risk, credit review and approval process as a loan. Many commitments expire without being used and, therefore, do not represent future funding requirements.

  RESERVE FOR CREDIT LOSSES--The reserve for credit losses is maintained at a level determined by management to be adequate to provide for probable losses inherent in the loan portfolio, including commitments to extend credit. The reserve is maintained through the provision for credit losses, which is a charge to operations. When a loan, or a portion of a loan, is considered uncollectible, the loss is charged to the reserve. Recoveries of previously charged off loans are credited to the reserve. The potential for loss in the portfolio reflects the risks and uncertainties inherent in the extension of credit.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  The determination of the adequacy of the reserve is based upon management's assessment of risk elements in the portfolio, factors affecting loan quality and assumptions about the economic environment in which the Corporation operates. The process includes identification and analysis of loss potential in various portfolio segments utilizing a credit risk grading process and specific reviews and evaluations of significant individual problem credits. In addition, management reviews overall portfolio quality through an analysis of current levels and trends in charge-off, delinquency and nonaccruing loan data, and a review of forecasted economic conditions and the overall banking environment. These reviews are of necessity dependent upon estimates, appraisals and judgments, which may change quickly because of changing economic conditions, and the Corporation's perception as to how these factors may affect the financial condition of debtors.

  PREMISES AND EQUIPMENT--Premises, leasehold improvements and equipment are stated at cost less accumulated depreciation and amortization computed primarily on the straight-line method. Depreciation of buildings and equipment is based on the estimated useful lives of the assets. Amortization of leasehold improvements is based on the term of the related lease or the estimated useful lives of the improvements, whichever is shorter. Major renewals and betterments are capitalized and recurring repairs and maintenance are charged to operations. Gains or losses on dispositions of premises and equipment are included in income as realized.

  FORECLOSED PROPERTIES--Properties acquired through foreclosure or in settlement of loans and in-substance foreclosures are classified as foreclosed properties and are valued at the lower of the loan value or estimated fair value of the property acquired less estimated selling costs. At the time of foreclosure the excess, if any, of the loan value over the estimated fair value of the property acquired less estimated selling costs is charged to the reserve for credit losses. Additional decreases in the carrying values of foreclosed properties or changes in estimated selling costs, subsequent to the time of foreclosure, are recognized through a provision charged to operations. A valuation reserve is maintained for estimated selling costs and to record the excess of the carrying values over the fair market values of properties if changes in the carrying values are judged to be temporary.

  The fair value of foreclosed properties is determined based upon appraised value, which primarily utilizes the selling price of properties for similar purposes, or discounted cash flow analyses of the properties' operations.

  GOODWILL--The excess cost over the fair value of net assets acquired from acquisitions accounted for as purchases is included in other assets and amortized on a straight-line basis over periods of up to 25 years.

  PENSION AND OTHER EMPLOYEE BENEFIT PLANS--The Corporation maintains a noncontributory defined benefit pension plan, which covers substantially all full-time employees. Pension expense is based upon an actuarial computation of current and future benefits for employees. The pension plan is funded annually in an amount consistent with the funding requirements of federal law and regulations.

  The Corporation sponsors postretirement health care and life insurance benefit plans that provide health care and life insurance benefits for retired employees that have met certain age and service requirements. Postretirement health care and life insurance benefits expense is based upon an actuarial computation of current and future benefits for employees and retirees. See Note 11--"Pension and Other Employee Benefit Plans" for discussion of the adoption of FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", effective January 1, 1993.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  The Corporation provides disability and workers' compensation related benefits to former or inactive employees after employment but before retirement and had also provided supplemental severance benefits to certain former employees. Postemployment benefits expense is determined based upon various criteria depending on the type of benefit. See Note 11--"Pension and Other Employee Benefit Plans" for discussion of the adoption of FAS No. 112, "Employers' Accounting for Postemployment Benefits", effective January 1, 1993.

  INCOME TAXES--Income tax expense is based on estimated taxes payable or refundable on a tax return basis for the current year and the changes in the amount of deferred tax assets and liabilities during the year. Deferred income tax assets and liabilities are established for temporary differences between the accounting basis and the tax basis of the Corporation's assets and liabilities at enacted tax rates expected to be in effect when the amounts related to such temporary differences are realized or settled. See Note 13--"Income Taxes" for discussion of the adoption of FAS No. 109, "Accounting for Income Taxes", effective January 1, 1993.

  PER COMMON SHARE CALCULATIONS--Income per common share is calculated by dividing net income less preferred stock dividends by the weighted average common shares outstanding for each period presented.

  CASH FLOWS STATEMENT--For the purpose of reporting cash flows, the Corporation has defined cash equivalents as those amounts included in the balance sheet caption "Cash and due from banks".

NOTE 2--MERGER AND ACQUISITIONS

AGREEMENT AND PLAN OF MERGER

  On February 20, 1995, the Corporation and Fleet Financial Group, Inc. ("Fleet"), a corporation organized and existing under the laws of the State of Rhode Island, entered into an agreement and plan of merger, pursuant to which the Corporation will merge with and into Fleet (the "Merger"). As a result of the Merger, each share of the $.01 par value common stock of the Corporation outstanding immediately prior to the effective time of the Merger, other than shares held directly or indirectly by the Corporation or Fleet, will be converted into the right to receive .8922 shares of $1.00 par value common stock of Fleet.

  Each share of the Corporation's Preferred Stock with Cumulative and Adjustable Dividends with a stated value of $50 per share, 9.30% Cumulative Preferred Stock and 9.35% Cumulative Preferred Stock outstanding immediately prior to the effective time of the Merger will be converted into the right to receive one equivalent share of each of the respective series of Fleet preferred stock.

  The Merger is intended to constitute a tax-free transaction and to be accounted for as a pooling of interests. It is anticipated that the Merger will be consummated in the fourth quarter of 1995, and is subject to the approval of the common stock shareholders of Fleet and the Corporation, the receipt of various regulatory approvals, and the satisfaction (or, where permissible, waiver) of certain other standard closing conditions.

COMPLETED ACQUISITIONS

  The Corporation completed its acquisitions of the following banking organizations during the second quarter of 1994:

                                                                                     COMMON
                                                                     ASSETS AT       SHARES     EXCHANGE
                                                                   MARCH 31, 1994    ISSUED      RATIO
                                                                   --------------    ------     --------
                                                                   (IN THOUSANDS, EXCEPT EXCHANGE RATIO)
Peoples Bancorp of Worcester, Inc. ("Peoples")--(May 23, 1994)..     $  870,673       8,320       2.444
New Dartmouth Bank ("New Dartmouth")--(June 6, 1994)............     $1,724,458       6,430      15.157
Gateway Financial Corporation ("Gateway")--(June 27, 1994)......     $1,259,563       7,421       0.559

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  These acquisitions were accounted for as poolings of interests and as such are reflected in the consolidated financial statements as though the Corporation, Peoples, New Dartmouth and Gateway had been combined as of the beginning of the earliest period presented.

  Merger related charges of $100.9 million were recorded during the second quarter of 1994 to reflect the costs to integrate these acquisitions. The merger related charges include: $18.9 million for severance and benefits costs for workforce reductions; $39.4 million for the closure of duplicative branches and facilities and cancellation of vendor contracts; $11.1 million for financial advisory, legal and accounting expenses; and $7.0 million for losses on the accelerated sales of foreclosed properties. In addition, the sales of securities and disposition of residential loans of the acquired entities to maintain an interest rate risk profile consistent with that of the Corporation resulted in losses of $12.5 million and $12.0 million, respectively, which are included in merger related charges. Accrued merger expenses totaled $13.8 million at December 31, 1994.

  The following table sets forth the results of operations of Peoples, New Dartmouth, Gateway and the Corporation for the years ended December 31, 1993 and 1992:

                                                  1993       1992
                                               ----------  --------
                                                  (IN THOUSANDS)
Net interest income:
    Peoples..................................  $   37,232  $ 36,598
    New Dartmouth............................      62,743    69,128
    Gateway..................................      46,958    51,475
    The Corporation, as previously reported..     924,630   825,328
                                               ----------  --------
         Combined............................  $1,071,563  $982,529
                                               ==========  ========
Net income (loss):
    Peoples..................................  $   10,787  $ 11,034
    New Dartmouth............................      19,088    20,264
    Gateway..................................       8,421   (20,402)
    The Corporation, as previously reported..     290,752    75,209
                                               ----------  --------
         Combined............................  $  329,048  $ 86,105
                                               ==========  ========

  The Corporation also completed its acquisitions of West Newton Savings Bank, with assets of approximately $254 million, and Cohasset Savings Bank, with assets of approximately $78 million, on September 30, 1994, which were accounted for as purchases. Also completed during 1994 were the purchases of: ten branches from Northeast Savings, F.A., which had deposits of approximately $427 million, on June 11, 1994; $25 million in deposits of a failed thrift institution from the Resolution Trust Company on July 18, 1994 (renamed Shawmut Bank, FSB); and the processing services division of Poorman-Douglas, a bankruptcy claims processing company, on October 3, 1994.

PENDING ACQUISITIONS

  In November 1994, the Corporation entered into a purchase agreement with Barclays Bank PLC and Barclays Business Credit, Inc. pursuant to which the Corporation agreed to purchase substantially all of the assets and to assume certain of the liabilities of the Business Finance Division ("Barclays Finance") of Barclays Business Credit, Inc., for a purchase price equal to the net book value of the assets to be acquired and the liabilities to be assumed plus a premium of $290 million. The book value of the assets to be acquired was approximately $2.3 billion at December 31, 1994, and the book value of the liabilities to be assumed was approximately $12.7 million at such date. Barclays Finance, based in Glastonbury, Connecticut, provides

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

asset-based financing to middle market companies through a network of offices nationwide. The acquisition was completed on January 31, 1995 and recorded under the purchase method of accounting.

  In June 1994, the Corporation entered into an agreement to acquire Northeast Federal Corp. ("Northeast"). Northeast is a unitary savings and loan holding company which provides financial services through its subsidiary, Northeast Savings, F.A. As of December 31, 1994, Northeast had assets of $3.3 billion, deposits of $2.4 billion and stockholders' equity of $138.9 million. Northeast has 33 offices located in Connecticut, Massachusetts and upstate New York. Pursuant to the agreement, Northeast stockholders will receive shares of the Corporation's common stock in exchange for Northeast shares in accordance with the exchange ratio provisions set forth therein, subject to a minimum exchange ratio of .415 and a maximum exchange ratio of .507. The Northeast transaction may be terminated if the transaction is not consummated on or before June 30, 1995 or if the Corporation's common stock average price, as defined, is less than $21.465 per share for the fifteen consecutive full trading days prior to the date on which the last regulatory approval required to consummate the transaction has been obtained and all statutory waiting periods have expired and, therefore, resulting in Northeast stockholders receiving less than $10.875 of the Corporation's common stock.

  On January 11, 1995, Northeast publicly stated that the position of the Northeast Board of Directors at the time it approved the agreement was to terminate the agreement after receipt of the last regulatory approval if the consideration to be received by Northeast stockholders is valued at less than $10.875 per share of Northeast common stock and that the Northeast Board of Directors has not changed that position. If Northeast terminates the agreement, the Corporation's present intention is not to increase the exchange ratio above .507.

NOTE 3--SECURITIES

  A summary of the amortized cost and fair value of securities classified as available for sale at December 31, 1994 and 1993 are as follows:

                                                   AMORTIZED  UNREALIZED  UNREALIZED     FAIR
                                                     COST        GAINS      LOSSES       VALUE
                                                  ----------  ----------  ----------  ----------
                                                            (IN THOUSANDS)
December 31, 1994
U.S. Government and agency securities
    U.S. Treasury...............................  $1,275,041    $   15      $52,344   $1,222,712
    Mortgage backed.............................     204,498     2,046          451      206,093
Equity securities...............................     149,521       746        9,867      140,400
Corporate mortgage backed and other securities..     446,186                 23,633      422,553
State and municipal obligations.................          96         1            2           95
                                                  ----------    ------      -------   ----------
         Total..................................  $2,075,342    $2,808      $86,297   $1,991,853
                                                  ==========    ======      =======   ==========

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



                                                     AMORTIZED     UNREALIZED     UNREALIZED        FAIR
                                                       COST          GAINS         LOSSES          VALUE
                                                    ----------    ----------     ----------     ----------
                                                                        (IN THOUSANDS)
December 31, 1993
U.S. Government and agency securities
     U.S. Treasury..............................    $1,695,536        $1,694         $4,077     $1,693,153
     Mortgage backed............................       730,321        27,689          1,757        756,253
Equity securities...............................       217,390         3,390          4,472        216,308
Corporate mortgage backed and other securities..       525,090           914          2,256        523,748
State and municipal obligations.................           142            16              4            154
                                                    ----------    ----------     ----------     ----------
       Total....................................    $3,168,479       $33,703        $12,566     $3,189,616
                                                    ==========    ==========     ==========     ==========

  The amortized cost of securities classified as available for sale exceeded fair value by approximately $83.5 million at December 31, 1994, consisting of unrealized losses of approximately $86.3 million and unrealized gains of approximately $2.8 million. The fair value of securities classified as available for sale exceeded amortized cost by approximately $21.1 million at December 31, 1993, consisting of unrealized gains of approximately $33.7 million and unrealized losses of approximately $12.6 million. As a result, net unrealized losses of $54.3 million and net unrealized gains of $13.8 million on securities classified as available for sale at December 31, 1994 and 1993, respectively, were included as a separate component of shareholders' equity. These net unrealized losses and gains are net of income tax effects of $29.2 million and $7.3 million, respectively.

  The amortized cost and fair value of securities classified as held to maturity at December 31, 1994 and 1993 are summarized as follows:

                                            AMORTIZED      UNREALIZED      UNREALIZED         FAIR
                                              COST            GAINS          LOSSES           VALUE
                                           ----------      ----------      ----------      ----------
                                                                 (IN THOUSANDS)

December 31, 1994
U.S. Government and agency securities
     Mortgage backed.................      $3,556,103          $1,010        $211,345      $3,345,768
     U.S. Treasury...................       1,953,820              16         115,157       1,838,679
Asset backed and other securities....       2,490,459              42         113,058       2,377,443
                                           ----------      ----------      ----------      ----------
       Total.........................      $8,000,382          $1,068        $439,560      $7,561,890
                                           ==========      ==========      ==========      ==========


                                            AMORTIZED      UNREALIZED      UNREALIZED         FAIR
                                              COST            GAINS          LOSSES           VALUE
                                           ----------      ----------      ----------      ----------
                                                                 (IN THOUSANDS)

December 31, 1993
U.S. Government and agency securities
     Mortgage backed.................      $3,332,189         $61,427         $ 1,392      $3,392,224
     U.S. Treasury...................       1,713,534           3,072           7,067       1,709,539
Asset backed and other securities....       2,106,603          26,754           6,324       2,127,033
                                           ----------      ----------      ----------      ----------
       Total.........................      $7,152,326         $91,253         $14,783      $7,228,796
                                           ==========      ==========      ==========      ==========

                                      11

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



  As part of the acquisitions completed during the second quarter of 1994, certain securities previously classified as held to maturity by the acquired entities were transferred to securities classified as available for sale and certain securities classified as available for sale were sold in order to maintain the Corporation's interest rate risk profile. The net loss recognized upon the sale of these securities of $12.5 million is included in merger related charges. The amortized cost and fair value of the securities transferred from the held to maturity category to available for sale were $112.1 million and $106.9 million, respectively. Also, securities previously classified as available for sale by the acquired entities, with a fair value of $377.5 million, were transferred to securities classified as held to maturity.

  The proceeds from sales of these securities classified as available for sale, inclusive of certain securities previously classified as held to maturity by the acquired entities, were $264.0 million, which resulted in gross realized losses of $14.7 million and gross realized gains of $2.2 million during the second quarter of 1994.

  Proceeds from sales of debt securities during 1994, 1993 and 1992 totaled approximately $3.1 billion, $4.5 billion and $4.7 billion, respectively, and resulted in gains of approximately $4.7 million, $19.3 million and $94.4 million and losses of approximately $17.2 million, $2.8 million and $1.2 million. Securities with a carrying amount of $5.7 billion were pledged to secure public deposits, borrowings and for other purposes required by law at December 31, 1994.

  Upon the adoption of FAS 115 as of December 31, 1993, securities aggregating $708.2 million, previously reported at the lower of aggregate cost or fair value or at amortized cost, were transferred to securities classified as held to maturity. Also, securities aggregating $286.1 million were transferred from the held to maturity portfolio to securities available for sale.

  The amortized cost and fair value of securities at December 31, 1994, by maturity date, are summarized below. Mortgage backed securities are included in the table based upon contractual maturity.

                                                  AVAILABLE FOR SALE               HELD TO MATURITY
                                                ---------------------           ---------------------
                                               AMORTIZED         FAIR          AMORTIZED         FAIR
                                                 COST            VALUE           COST            VALUE
                                              ----------      ----------      ----------      ----------
                                                                    (IN THOUSANDS)

Due in one year or less.................         $87,532         $87,128        $532,377        $518,608
Due after one year through five years...         992,122         955,261       3,282,550       3,103,219
Due after five years through ten years..         231,917         213,549       2,343,130       2,195,847
Due after ten years.....................         614,250         595,515       1,842,325       1,744,216
                                              ----------      ----------      ----------      ----------
                                               1,925,821       1,851,453       8,000,382       7,561,890
Equity securities.......................         149,521         140,400
                                              ----------      ----------      ----------      ----------
       Total............................      $2,075,342      $1,991,853      $8,000,382      $7,561,890
                                              ==========      ==========      ==========      ==========

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 4--LOANS AND RESERVE FOR CREDIT LOSSES

  The components of the Corporation's loan portfolio at December 31, 1994 and 1993, net of unearned income of $32.8 million and $12.8 million, respectively, are summarized below:

                                                  1994              1993
                                              -----------       -----------
                                                      (IN THOUSANDS)

Commercial and industrial..............        $7,006,396        $6,393,501
                                              -----------       -----------
Owner-occupied commercial real estate..         1,412,007         1,492,820
                                              -----------       -----------
Real estate investor/developer
     Commercial mortgage...............         1,309,224         1,526,457
     Construction and other............           157,391           160,740
                                              -----------       -----------
       Total investor/developer........         1,466,615         1,687,197
                                              -----------       -----------
Consumer
     Residential mortgage..............         5,592,084         5,325,904
     Home equity.......................         1,625,662         1,637,773
     Installment and other.............         1,384,379         1,060,493
                                              -----------       -----------
       Total consumer..................         8,602,125         8,024,170
                                              -----------       -----------
       Total...........................        18,487,143        17,597,688
Less reserve for credit losses.........           542,116           669,156
                                              -----------       -----------
       Total...........................       $17,945,027       $16,928,532
                                              ===========       ===========

  Loans totaling $19.5 million, $37.2 million and $275.6 million were transferred to foreclosed properties during 1994, 1993 and 1992, respectively. In connection with the acquisitions completed during the second quarter of 1994, fixed-rate residential mortgage loans with a carrying amount of approximately $244.0 million were transferred to residential mortgages held for sale and sold during the third quarter of 1994. The Corporation recognized a loss of $12.0 million on this sale which is included in merger related charges.

  Loans outstanding to directors, executive officers, principal holders of equity securities or to any of their associates totaled $55.7 million at December 31, 1994 and $22.7 million at December 31, 1993. A total of $79.4 million in loans were made or added, while a total of $46.4 million were repaid or deducted during 1994. Changes in the composition of the board of directors or the group comprising executive officers result in additions to or deductions from loans outstanding to directors, executive officers or principal holders of equity securities.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




  The details of the Corporation's nonaccruing loans, restructured loans and accruing loans past due 90 days or more at December 31, 1994 and 1993 are summarized below:

                                                   1994             1993
                                                 --------         --------
                                                       (IN THOUSANDS)

Commercial and industrial................         $35,982          $85,008
                                                 --------         --------
Owner-occupied commercial real estate....          57,560           79,561
                                                 --------         --------
Real estate investor/developer
     Commercial mortgage.................          66,909           97,346
     Construction and other..............          16,012           25,054
                                                 --------         --------
       Total investor/developer..........          82,921          122,400
                                                 --------         --------
Consumer
     Residential mortgage................          38,398           71,722
     Home equity.........................           6,548            8,673
     Installment and other...............           2,542            5,536
                                                 --------         --------
       Total consumer....................          47,488           85,931
                                                 --------         --------
       Total nonaccruing loans...........        $223,951         $372,900
                                                 ========         ========
Restructured loans.......................         $41,752          $73,345
                                                 ========         ========
Accruing loans past due 90 days or more..         $43,264          $42,616
                                                 ========         ========

  Interest income related to nonaccruing and restructured loans would have been approximately $25.0 million in 1994 and $48.0 million in 1993 had these loans been current and the terms of the loans had not been modified. Interest income recorded on these loans totaled approximately $3.5 million in 1994 and $11.0 million in 1993. Interest income received on these loans and applied as a reduction of principal totaled approximately $9.8 million and $15.1 million in 1994 and 1993, respectively.

  Changes affecting the reserve for credit losses for the years ended December 31, 1994, 1993 and 1992, respectively, are summarized below:

                                           1994             1993             1992
                                        ----------       ----------       -----------
                                                       (IN THOUSANDS)

Balance at beginning of year.....        $669,156         $908,394        $1,043,689
Provision charged to operations..           3,000           55,944           242,128
Addition for loans purchased.....           4,287
Loans charged off................        (190,552)        (349,631)         (423,051)
Recoveries on loans charged off..          56,225           54,449            45,628
                                        ----------       ----------       -----------
Balance at end of year...........        $542,116         $669,156          $908,394
                                        ==========       ==========       ===========

  The Financial Accounting Standards Board issued FAS No. 114, "Accounting By Creditors for Impaired Loans", in May 1993. The new accounting standard will require that impaired loans, which are defined as loans where it is probable that a creditor will not be able to collect both the contractual interest and principal payments, be measured at the present value of expected future cash flows discounted at the loan's effective rate when assessing the need for a loss accrual. The new accounting standard is effective for the Corporation's financial statements beginning January 1, 1995. The Corporation does not anticipate that adoption of the new accounting standard will have a material effect on its financial position or results of operations.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 5--PREMISES AND EQUIPMENT

  The components of premises and equipment at December 31, 1994 and 1993 are summarized below:

                                                          ESTIMATED
                                                         USEFUL LIFE          1994           1993
                                                       --------------       --------       --------
                                                                                 (IN THOUSANDS)


Land............................................                             $30,070        $30,563
Buildings.......................................       10 to 40 years        193,073        191,558
Leasehold improvements..........................        5 to 10 years        125,551        144,233
Equipment.......................................        4 to 15 years        395,834        400,263
                                                                            --------       --------
       Total....................................                             744,528        766,617
Less accumulated depreciation and amortization..                             414,748        433,657
                                                                            --------       --------
       Total....................................                            $329,780       $332,960
                                                                            ========       ========

  Depreciation and amortization expense of $49.2 million in 1994, $52.3 million in 1993 and $54.7 million in 1992 is included in occupancy expense or equipment expense, depending upon the nature of the asset.

  The Corporation occupies certain other premises and rents equipment, primarily data processing equipment, under leases that are accounted for as operating leases. These leases have expiration dates through 2023. Operating lease rentals aggregated $51.7 million in 1994, $54.2 million in 1993 and $59.9 million in 1992. Such amounts are recorded net of sublease income totaling $1.4 million in 1994, $1.5 million in 1993 and $1.2 million in 1992.

  The minimum rental commitments of the Corporation at December 31, 1994 under the terms of operating leases in excess of one year were as follows: $34.1 million in 1995; $29.8 million in 1996; $23.9 million in 1997; $19.6 million in 1998; $16.8 million in 1999; and $119.5 million after 1999.

NOTE 6--FORECLOSED PROPERTIES

  Foreclosed properties of $18.8 million and $64.5 million are stated net of reserves of $12.6 million and $15.2 million at December 31, 1994 and 1993, respectively. Provisions charged to operations for changes in the carrying value of foreclosed properties amounted to $4.0 million, $76.6 million and $140.4 million in 1994, 1993 and 1992, respectively.

NOTE 7--OTHER ASSETS AND ACCRUED EXPENSES AND OTHER LIABILITIES

  The components of other assets at December 31, 1994 and 1993 are presented below:

                                                  1994             1993
                                               ----------       ----------
                                                      (IN THOUSANDS)

Accrued interest income.................         $227,654         $171,084
Net deferred income taxes...............          164,958          200,871
Cash surrender value of life insurance..          156,913
Goodwill and other intangibles..........          154,488          109,671
Prepaid pension expense.................          128,614          128,302
Receivable for securities sold..........           10,000          219,111
Other...................................          430,063          475,550
                                               ----------       ----------
       Total............................       $1,272,690       $1,304,589
                                               ==========       ==========

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




  The components of accrued expenses and other liabilities at December 31, 1994 and 1993 are presented below:

                                                                                 1994           1993
                                                                               --------       --------
                                                                                    (IN THOUSANDS)

Accrued interest expense................................................        $96,082        $70,887
Accrued dividends payable...............................................         30,429         24,090
Accrued restructuring expenses..........................................         19,045          6,854
Accrued merger expenses.................................................         13,772
Accrued postretirement health care and life insurance benefits expense..         13,117          8,057
Accrued postemployment benefits expense.................................          8,645          8,400
Other...................................................................        160,562         84,628
                                                                               --------       --------
       Total............................................................       $341,652       $202,916
                                                                               ========       ========

NOTE 8--OTHER BORROWINGS

  Other borrowings of the Corporation at December 31, 1994 and 1993 were as follows:

                                                          1994             1993
                                                       ----------       ----------
                                                              (IN THOUSANDS)

Federal funds purchased.........................       $1,342,961       $1,709,315
Securities sold under agreements to repurchase..        4,733,847        5,784,932
Treasury tax and loan funds.....................          323,883          599,962
Private placement notes.........................          210,997          174,996
Federal Home Loan Bank of Boston borrowings.....          452,108        1,013,746
Other...........................................           22,783
                                                       ----------       ----------
       Total....................................       $7,086,579       $9,282,951
                                                       ==========       ==========

  The scheduled maturities of Federal Home Loan Bank of Boston borrowings at December 31, 1994 are as follows: $254.2 million due in 1995 with interest rates at 4.12 to 9.01 percent; and $197.9 million due in 1996 and thereafter with interest rates at 4.88 to 8.51 percent.

  Securities sold under agreements to repurchase, representing primarily U.S. Government agency securities, at December 31, 1994 are detailed below by due date:

                                                       LESS THAN       30-90
                                       OVERNIGHT        30 DAYS         DAYS          TOTAL
                                      -----------     -----------     --------     -----------
                                                           (IN THOUSANDS)
Securities sold
     Amortized cost..............     $2,649,686      $2,422,656      $64,341      $5,136,683
     Fair value..................      2,453,220       2,261,054       59,027       4,773,301
Repurchase borrowings............      2,447,720       2,227,784       58,343       4,733,847
Average borrowing interest rate..           5.85%           5.94%        5.47%           5.89%

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 9--NOTES AND DEBENTURES

  The Corporation's notes and debentures at December 31, 1994 and 1993 are summarized below:

                                                                              1994            1993
                                                                           ----------       --------
                                                                                 (IN THOUSANDS)

BANK HOLDING COMPANIES
9.85% subordinated capital notes due June 1, 1999, net of discount..         $149,931       $149,915
8-7/8% notes due April 1, 1996, net of discount.....................          149,866        149,769
7.20% subordinated notes due April 15, 2003, net of discount........          149,750        149,720
8-5/8% subordinated notes due December 15, 1999, net of discount....          149,736        149,684
8-1/8% notes due February 1, 1997, net of discount..................           99,916         99,880
Floating rate subordinated notes due February 14, 1997..............           50,000         50,000
                                                                           ----------       --------
       Total........................................................          749,199        748,968
                                                                           ----------       --------
BANK SUBSIDIARIES:
Floating rate senior notes due 1995 and 1996........................        1,038,000
5.50% senior note due June 30, 1995.................................          200,000
5.60% senior note due February 1, 1995..............................           25,000
Other...............................................................            9,589          9,973
                                                                           ----------       --------
       Total........................................................        1,272,589          9,973
                                                                           ----------       --------
              Total.................................................       $2,021,788       $758,941
                                                                           ==========       ========

  The agreement for the 9.85% subordinated capital notes provides that, on the maturity date of June 1, 1999, the notes, at the Corporation's option, will either be exchanged for common stock, preferred stock or certain other primary capital securities of the Corporation having a market value equal to the principal amount of the notes, or will be repaid from the proceeds of other issuances of such securities. The Corporation may, however, at its option, revoke its obligation to redeem the notes with capital securities based upon the capital treatment of the notes by its primary regulator or consent by its primary regulator for such revocation. The holders of the capital notes are subordinate in rights to depositors and other creditors.

  Floating rate senior notes issued under the Corporation's subsidiary banks' note program at December 31, 1994 mature from three months to two years and currently have interest rates of 5.64 to 6.58 percent. The weighted average interest rate on the floating rate senior notes at December 31, 1994 was 6.10 percent.

  Both the 8-7/8% and 8-1/8% notes are unsecured obligations with interest payable semiannually. The floating rate subordinated notes bear interest at a rate of 3/8 percent above LIBOR (London Inter Bank Offered Rate). Both the 8-5/8% and 7.20% subordinated notes may not be redeemed prior to maturity. Interest is payable semiannually.

  Certain of the Corporation's note and debenture agreements include provisions that limit the ability of the Corporation to sell the capital stock of its subsidiary banks or dispose of significant portions of assets of these subsidiaries.

  The scheduled maturities of the Corporation's notes and debentures for each of the next five years are as follows: $1,013.4 million in 1995; $400.3 million in 1996; $150.4 million in 1997; $.5 million in 1998; $300.2 million in 1999;
and $157.0 million after 1999.

  On February 14, 1995, Shawmut Bank Connecticut completed a $250 million offering of 8-5/8% subordinated bank notes due 2005.

  Refer to Note 20-"Parent Company Financial Information" for further discussion of parent company notes and debentures.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




NOTE 10--SHAREHOLDERS' EQUITY

  The payment of dividends is determined by the Board of Directors in light of the earnings, capital levels, cash requirements and the financial condition of the Corporation and its subsidiaries, applicable government regulations and policies and other factors deemed relevant by the Board of Directors, including the amount of dividends payable to the Corporation by its subsidiary banks. Various federal laws, regulations and policies limit the ability of the Corporation's subsidiary banks to pay dividends. See Note 18-"Regulatory Matters".

  The Corporation's Board of Directors is authorized to issue up to 10,000,000 shares of preferred stock without par value in series and to determine the designation, dividend rates, redemption provisions, liquidation preferences, sinking fund provisions and all other rights of each series. The Corporation had outstanding at December 31, 1994 a series of 575,000 shares of 9.30% Cumulative Preferred Stock with a stated value of $250 per share represented by Depositary Shares and a series of 688,700 shares of Preferred Stock with Cumulative and Adjustable Dividends with a stated value of $50 per share. Both series of preferred stock rank senior to the Corporation's common stock as to dividends and liquidation preference.

  The Depositary Shares represent a one-tenth interest in a share of 9.30% Cumulative Preferred Stock and are not subject to any mandatory redemption or sinking fund provisions. The 9.30% Cumulative Preferred Stock will be redeemable on at least 30 but not more than 60 days notice, at the option of the Corporation, as a whole or in part, at any time on and after October 15, 1997 at a redemption price equal to $250 per share plus dividends accrued and accumulated but unpaid to the redemption date.

  The dividend rate on the Preferred Stock with Cumulative and Adjustable Dividends is established quarterly and is based on a rate that is 2.25 percent below the highest interest rate of selected short- and long-term U. S. Treasury securities prevailing at the time the rate is set. The dividend rate for any dividend period will in no event be less than 6.00 percent or greater than
12.00 percent per annum. This series of preferred stock is redeemable, at the Corporation's option, at $50.00 per share.

  Dividends of $23.25, $23.25 and $4.65 per share were declared on the 9.30% Cumulative Preferred Stock during 1994, 1993 and 1992, respectively. Dividends of $3.00, $3.00 and $3.01 per share were declared during 1994, 1993 and 1992, respectively, on the Preferred Stock with Cumulative and Adjustable Dividends. Dividends declared per common share were $.82 and $.50 during 1994 and 1993, respectively. There were no dividends declared on common shares during 1992.

  On January 26, 1995, the Corporation completed a $125 million offering of 500,000 shares of 9.35% Cumulative Preferred Stock with a stated value of $250 per share represented by Depositary Shares.

  On October 10, 1991, New Dartmouth (which was subsequently merged with Shawmut Bank NH upon consummation of the acquisition discussed in Note 2-"Merger and Acquisitions") issued 347,073 shares of non-voting, convertible, redeemable, preferred stock ("FDIC Preferred Stock") to the Federal Deposit Insurance Corporation ("FDIC") at a price of $89.46 per share. The shares of FDIC Preferred Stock were redeemable at New Dartmouth's option. During 1993, New Dartmouth redeemed 177,000 shares of FDIC Preferred Stock at the stipulated redemption prices. On May 27, 1994, New Dartmouth redeemed the remaining shares of FDIC Preferred Stock from the FDIC at a redemption price of $107.77 per share.

  The Corporation's rights plan provides for the distribution of one right for each outstanding share of common stock. Each right entitles common stockholders to buy one-one hundredth of a newly issued share of Series A Junior Participating Preferred Stock of the Corporation at an exercise price of $100 per share, subject to adjustment. The rights, which will expire March 10, 1999, can be redeemed by the Corporation

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



under certain circumstances at one cent per right. The rights become exercisable if certain events relating to the acquisition or proposed acquisition of common shares of the Corporation occur. When exercisable, under certain circumstances, each right will enable its holder to purchase, at the right's then current exercise price, common shares of the Corporation (or, under certain circumstances, a combination of cash, property, common shares or other securities) having a value of twice the right's exercise price. In addition, if thereafter the Corporation is involved in a merger or other business combination transaction with another person in which its shares are changed or exchanged, or if the Corporation sells more than 50 percent of its assets, cash flow, or earning power to another person or persons, each right (with certain exceptions) that has not previously been exercised will entitle its holder to purchase, at the right's then current exercise price, common shares of such other person having a value of twice the right's exercise price.

  Common shares totaling 20,531,741 at December 31, 1994 were reserved for issuance under the Dividend Reinvestment and Stock Purchase Plan and the Corporation's Stock Option and Restricted Stock Award Plans. Common shares totaling 8,023,915 at December 31, 1994 were reserved for issuance for the pending acquisition of Northeast.

  In connection with the settlement of certain litigation, the Corporation issued warrants for the purchase of up to 1,329,115 shares of common stock on January 18, 1994. The warrants have an exercise price of $22.11 per share, are listed on the New York Stock Exchange, are freely tradable and are exercisable for a period of one year, commencing January 18, 1995.

NOTE 11--PENSION AND OTHER EMPLOYEE BENEFIT PLANS

  Pension and Thrift Plans-The Corporation has noncontributory, qualified defined benefit pension plans covering substantially all full-time employees meeting certain requirements as to age and length of service. For those vested, the plans provide a monthly benefit upon retirement based on compensation during the five consecutive highest paid years of employment and years of credited service. It is the Corporation's policy to fund annually an amount consistent with the funding requirements of federal law and regulations and not to exceed an amount which would be deductible for federal income tax purposes. Contributions are intended to provide not only for benefits attributed to service to date but also for those expected to be earned in the future. The assets of the plans are primarily invested in listed stocks.

  The Corporation also has supplemental retirement plans that cover certain employees and pay benefits that supplement any benefits paid under the qualified plans. Benefits under the supplemental plans are generally based on compensation not includible in the calculation of benefits to be paid under the qualified plans.

  The following table sets forth the funding status and the prepaid pension expense of the Corporation's pension and supplemental benefit plans recognized in the balance sheet at December 31, 1994 and 1993:

                                                                      1994              1993
                                                                   -----------       -----------
                                                                          (IN THOUSANDS)

Actuarial present value of benefit obligations
     Vested benefit obligation..............................        $(128,213)        $(119,942)
                                                                   ===========       ===========
     Accumulated benefit obligation.........................        $(139,990)        $(136,727)
                                                                   ===========       ===========
Projected benefit obligation for services rendered to date..        $(162,273)        $(192,107)
Plan assets at fair market value............................          263,427           262,629
                                                                   -----------       -----------
Plan assets in excess of projected benefit obligation.......          101,154            70,522
Unrecognized net actuarial loss.............................           17,706            46,225
Unrecognized prior service cost.............................           13,997            15,928
Unrecognized net asset......................................           (4,243)           (4,373)
                                                                   -----------       -----------
Prepaid pension expense.....................................         $128,614          $128,302
                                                                   ===========       ===========

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS




  The Corporation's net pension expense (income) was $4.3 million in 1994, $1.7 million in 1993 and $(1.4) million in 1992.

  The components of net pension expense (income) for the years ended December 31, 1994, 1993 and 1992 for all plans were as follows:

                                                            1994           1993           1992
                                                         ----------     ----------     ----------
                                                                      (IN THOUSANDS)

Service cost for benefits earned during the period..       $13,577        $10,374         $9,820
Interest cost on projected benefit obligation.......        14,153         12,385          9,998
Actual return on plan assets........................        (4,041)       (17,262)       (27,110)
Net amortization and deferral of gains and losses...       (19,396)        (3,780)         6,911
Settlement and curtailment gains, net...............                                      (1,049)
                                                         ----------     ----------     ----------
Net pension expense (income)........................        $4,293         $1,717        $(1,430)
                                                         ==========     ==========     ==========

  Significant rate assumptions as of December 31, 1994, 1993 and 1992, used in determining 1994, 1993 and 1992 net pension expense (income) and related pension obligations were as follows:

                                                                     1994      1993     1992
                                                                     -----     -----    -----
Discount rate used in determining projected benefit obligation..      8.5%      7.5%     8.5%
Rate of increase in compensation levels.........................      4.5       4.5      4.5
Long-term rate of return on plan assets.........................     10.0      10.0     10.0



  The Corporation also sponsors defined contribution plans covering substantially all employees. Contributions under such plans totaled $7.2 million in 1994, $6.8 million in 1993 and $6.3 million in 1992.

  Postretirement Health Care and Life Insurance Benefits-The Corporation provides health care and life insurance benefits for retired employees that have met certain age and service requirements. The postretirement medical plan and one of the life insurance plans are contributory with contributions adjusted annually to reflect certain cost-sharing provisions of the plans. The remaining two postretirement life insurance plans are noncontributory. It is the Corporation's policy to fund the postretirement benefit plans as claims are paid. Plan assets represent the cash surrender value of life insurance policies related to one of the plans described above.

  The Corporation adopted FAS No. 106, "Employers' Accounting for Postretirement Benefits Other Than Pensions", effective January 1, 1993. This accounting standard requires the expected cost of these postretirement health care and life insurance benefits to be accrued and charged to operations during the years the employees render the service. The Corporation is amortizing the transition obligation of $95.5 million on a straight-line basis over 20 years. The postretirement benefits expense was $15.0 million and $14.9 million in 1994 and 1993, respectively. Previously, the Corporation's postretirement benefits were expensed as claims were paid and totaled approximately $5.0 million in 1992.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  The following table sets forth the funded status and the accrued postretirement health care and life insurance benefits expense of the Corporation's postretirement benefit plans recognized in the balance sheet at December 31, 1994 and 1993:


                                                                               1994        1993
                                                                             ---------  ----------
                                                                                (IN THOUSANDS)
Accumulated postretirement benefit obligation
   Retirees...............................................................   $(61,771)  $ (65,870)
   Fully eligible active plan participants................................    (23,123)    (19,899)
   Other active plan participants.........................................    (12,899)    (16,526)
                                                                             --------   ---------
      Total...............................................................    (97,793)   (102,295)
Plan assets at fair market value..........................................      2,211       2,292
                                                                             --------   ---------
Accumulated postretirement benefit obligation in excess of plan assets....    (95,582)   (100,003)
Unrecognized net actuarial (gain) loss....................................     (2,857)      1,173
Unrecognized transition obligation........................................     85,322      90,773
                                                                             --------   ---------
Accrued postretirement health care and life insurance benefits expense....   $(13,117)  $  (8,057)
                                                                             ========   =========


  The components of the annual postretirement health care and life insurance benefits expense for the years ended December 31, 1994 and 1993 are summarized below:

                                                                                1994      1993
                                                                              --------  -------
                                                                               (IN THOUSANDS)
Service cost for benefits earned during the period........................    $ 3,010   $ 2,398
Interest cost on projected benefit obligation.............................      7,272     7,821
Actual return on plan assets..............................................       (115)     (112)
Net amortization of the transition obligation.............................      4,740     4,778
Net amortization and deferral of gains and losses.........................         48
                                                                              -------   -------
Postretirement health care and life insurance benefits expense............    $14,955   $14,885
                                                                              -------   -------

  Significant rate assumptions as of December 31, 1994 and 1993 used in determining 1994 and 1993 postretirement health care and life insurance benefits expense and related obligation were as follows:

                                                                                    1994   1993
                                                                                    ----   ----
Discount rate used in determining accumulated postretirement benefit obligation...   8.5%   7.5%
Rate of increase in compensation levels...........................................   4.5    4.5
Long-term rate of return on plan assets...........................................   5.0    5.0
Medical cost trend rate...........................................................  12.0   12.0
Medicare benefits trend rate......................................................  10.5   10.5

  The assumptions for medical costs and Medicare benefits trend to 5.0 percent by the year 2002 and remain constant thereafter. Increasing the assumed health care cost trend rate by one percentage point would increase the accumulated postretirement benefit obligation at December 31, 1994 by $5.2 million and increase the aggregate of the service and interest cost components of net periodic postretirement benefits expense for 1994 by $.4 million.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  Postemployment Benefits--The Corporation provides disability and workers' compensation related benefits to former or inactive employees after employment but before retirement and has also provided supplemental severance benefits to certain former employees. The Corporation adopted, in the fourth quarter of 1993 retroactive to January 1, 1993, FAS No. 112, "Employers' Accounting for Postemployment Benefits". This accounting standard requires that the cost of these benefits be accrued and charged to operations if the obligation is attributable to services already rendered, rights to such benefits accumulate or vest, payment of the benefits is probable and the amount of the benefits can be reasonably estimated. The Corporation recognized an after-tax charge of $6.6 million recorded as a cumulative effect of a change in method of accounting in 1993 relating to the adoption of this new accounting standard. Severance related amounts of $16.3 million were included in restructuring related charges in 1993. The Corporation's postemployment benefits expense for 1994, including severance amounts of $26.6 million included in restructuring related charges, was $28.3 million.

  Stock Option and Restricted Stock Award Plans--The Corporation has Stock Option and Restricted Stock Award Plans (the Plans), which provide for the granting of incentive and nonqualified stock options to certain employees for the purchase of Shawmut National Corporation common stock at 100 percent of fair market value at the date of grant. Options granted under the Plans are exercisable after a minimum of one year but within ten years of the date of grant. Also, options granted may be accompanied by stock appreciation rights
(SARs) or limited stock appreciation rights (LSRs), or both. SARs and LSRs entitle the holder to receive payment equal to the increase in the market value of the common stock from the date of grant to the date of exercise. LSRs may be exercised only during the 60-day period following a change of control. SARs and LSRs may be granted only in tandem with stock options and may be paid in cash or common stock at the election of the employee. At December 31, 1994, 534,200 outstanding stock options had been issued with SARs attached. Common stock issued relating to restricted stock awards amounted to 18,000 shares in 1994, 48,000 shares in 1993 and 226,000 shares in 1992.

  The Plans also provide for the granting of restricted stock and performance share units to certain key executives. A performance share unit represents an interest in a restricted share of common stock and any dividends declared. Grants of performance share units are determined using certain guidelines based on salary and responsibility levels, as well as predetermined performance criteria. A total of 9,382,790 shares of common stock have been reserved for the Plans at December 31, 1994, including the performance share units. Charges for the Plans related to restricted stock awards totaled $.9 million in 1994, $1.0 million in 1993 and $.8 million in 1992. A grant of 163,000 shares of performance share units occurred in March 1994, for the performance periods beginning January 1, 1994 through December 31, 1996. A grant of 308,200 shares of performance share units occurred in October 1993, for the performance periods beginning January 1, 1994 through December 31, 1995. Compensation expense is recognized based on the fair value of the performance share units over these periods and totaled $4.6 million in 1994.

                SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  Transactions in the Corporation's stock options for the three year period ended December 31, 1994 are summarized below:

                                                                         OPTION
                                                           NUMBER OF      PRICE           TOTAL
                                                             SHARES     PER SHARE    (IN THOUSANDS)
                                                           ----------   ---------    --------------
Outstanding December 31, 1991............................   2,555,080     $ 5-31        $ 40,686
Granted in 1992..........................................     888,116       8-19           9,274
Cancelled in 1992........................................    (397,871)      4-30          (7,846)
Exercised in 1992........................................    (282,782)      4-11          (1,740)
                                                           ----------     ------        --------
Outstanding December 31, 1992............................   2,762,543       5-31          40,374
                                                           ----------     ------        --------
Granted in 1993..........................................   1,462,027      10-25          32,234
Cancelled in 1993........................................    (290,136)      4-31          (6,950)
Exercised in 1993........................................    (475,310)      4-23          (3,424)
                                                           ----------     ------        --------
Outstanding December 31, 1993............................   3,459,124       4-30          62,234
                                                           ----------     ------        --------
Granted in 1994..........................................   1,979,199       7-24          36,309
Cancelled in 1994........................................    (440,841)      4-30         (11,111)
Exercised in 1994........................................  (1,094,982)      4-24          (9,228)
                                                           ----------     ------        --------
Outstanding December 31, 1994............................   3,902,500     $ 4-26        $ 78,204
                                                           ==========     ======        ========
Options exercisable at December 31, 1994.................   1,295,902     $ 4-26        $ 19,281
                                                           ==========     ======        ========
Shares available for future grants at December 31, 1994..   5,320,535
                                                           ==========

NOTE 12--OTHER NONINTEREST INCOME AND NONINTEREST EXPENSES

  The components of other noninterest income for the years ended December 31, 1994, 1993 and 1992 were as follows:

                                                                    1994      1993        1992
                                                                  -------    -------    --------
                                                                         (IN THOUSANDS)
Loan servicing...............................................     $32,185    $16,005    $ 20,222
Foreign exchange trading.....................................         989      2,964       9,288
Trading account profits......................................       4,488      6,379       6,559
Residential mortgage sales...................................       1,944     26,933      10,042
FDIC assistance..............................................                 13,792       5,010
Loan securitizations and sales...............................                             22,335
Other........................................................      25,601     29,011      52,684
                                                                  -------    -------    --------
Total........................................................     $65,207    $95,084    $126,140
                                                                  =======    =======    ========

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  The components of noninterest expenses, excluding merger and restructuring related charges, for the years ended December 31, 1994, 1993 and 1992 were as follows:

                                                  1994       1993       1992
                                                --------   --------   --------
                                                         (IN THOUSANDS)
Compensation...............................     $391,994   $414,074   $402,198
Benefits...................................       86,148     86,180     72,527
                                                --------   --------   --------
          Total............................     $478,142   $500,254   $474,725
                                                ========   ========   ========
Occupancy..................................     $ 99,265   $105,389   $112,257
Equipment..................................       55,246     58,403     67,250
                                                --------   --------   --------
          Total............................     $154,511   $163,792   $179,507
                                                ========   ========   ========
Foreclosed properties
     Provision.............................     $  3,993    $76,598   $140,417
     Expense...............................        7,709     28,575     37,396
                                                --------   --------   --------
          Total............................     $ 11,702   $105,173   $177,813
                                                ========   ========   ========
FDIC insurance premiums....................     $ 43,711    $52,302    $44,937
Communications.............................       42,983     45,890     48,195
Advertising................................       19,902     22,240     16,004
Other......................................      179,812    211,022    213,400
                                                --------   --------   --------
          Total............................     $286,408   $331,454   $322,536
                                                ========   ========   ========

MERGER AND RESTRUCTURING RELATED CHARGES

  Merger related charges of $100.9 million recorded during the second quarter of 1994 are discussed more fully in Note 2--"Merger and Acquisitions". Restructuring related charges of $39.8 million recorded in the second quarter of 1994 reflect the expansion of the Corporation's cost management program. The program included an organizational streamlining and the elimination of more than 600 full-time equivalent positions. The expanded program had also identified cost reductions to be achieved through improved management of occupancy costs and consolidation of purchasing activities. The restructuring related charges include $26.6 million for severance and benefit related costs and $13.2 million for the consolidation of branch and operations facilities and other costs. Accrued restructuring expenses totaled $19.0 million at December 31, 1994. It is anticipated that the restructuring program will be substantially completed by the end of the second quarter of 1995.

NOTE 13--INCOME TAXES

  The current and deferred components of income taxes for the years ended December 31, 1994, 1993 and 1992 were as follows:

                                                  1994       1993       1992
                                                --------   --------    -------
                                                        (IN THOUSANDS)
Current
    Federal.................................    $ 56,378   $ 17,943    $ 1,136
    State and other.........................       9,925      3,932      4,396
                                                --------   --------    -------
          Total current income taxes........      66,303     21,875      5,532
                                                --------   --------    -------
Deferred
    Federal.................................      58,099    (14,459)    35,211
    State and other.........................       9,850       (788)       155
                                                --------   --------    -------
          Total deferred income taxes.......      67,949    (15,247)    35,366
                                                --------   --------    -------
          Total income taxes................    $134,252   $  6,628    $40,898
                                                ========   ========    =======

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  The reconciliation of the difference between consolidated income tax expense and the amount computed by applying the federal statutory rate of 35 percent for the years ended December 31, 1994 and 1993 and 34 percent for the year ended December 31, 1992 is presented below:

                                                                                   1994         1993        1992
                                                                                ---------    ---------    --------
                                                                                          (IN THOUSANDS)
Tax expense at statutory rate on income......................................   $130,061     $101,317     $36,933
Tax-exempt securities, loan and other income, net of interest disallowance...     (4,651)      (3,451)     (3,987)
Dividend received exclusion..................................................     (2,992)      (3,615)     (3,839)
Effect of change in tax rates................................................                  (7,928)
Reduction in federal valuation allowance.....................................    (11,231)     (85,000)
Acquisition related tax expense..............................................      5,000
State income tax expense, net of federal tax benefit.........................     10,975        2,943       3,017
Operating loss generating no current tax benefit.............................                  (1,175)      6,627
Nondeductible merger expenses................................................      3,833
Purchase accounting adjustment...............................................                                 775
Other items..................................................................      3,257        3,537       1,372
                                                                                --------     --------     -------
         Total income tax expense............................................   $134,252     $  6,628     $40,898
                                                                                ========     ========     =======

  Income tax expense associated with net securities gains, computed by applying the federal statutory rate of 35 percent (34 percent in 1992) to securities transactions, was $4.4 million and $32.0 million for the years ended December 31, 1993 and 1992, respectively. There were no net securities gains in 1994.

  The Corporation has state net operating loss carryforwards of $921.0 million at December 31, 1994, primarily in one taxing jurisdiction. These carryforwards will expire during the years 1995 to 1999. Federal net operating loss carryforwards totaled $21.2 million at December 31, 1994 and will expire in the years 2007 and 2008.

  The Corporation adopted FAS No. 109, "Accounting for Income Taxes", prospectively, effective January 1, 1993. The cumulative effect of this accounting change was the recognition of a $52.8 million income tax benefit in the first quarter of 1993.

  The realization of the Corporation's net deferred tax assets is dependent upon the ability to generate taxable income in future periods. The Corporation has evaluated the available evidence supporting the realization of its net deferred federal tax asset of $165.0 million at December 31, 1994, including the amount and timing of future taxable income, and determined it is more likely than not that the asset will be realized. Deferred state tax assets, net of related federal tax, totaled $98.4 million at December 31, 1994 and were reduced in their entirety by a valuation allowance of the same amount. Given the nature of state tax laws, the Corporation believes that uncertainty remains concerning the realization of tax benefits in various state jurisdictions. These benefits may, however, be recorded in the future as realized or as it becomes more likely than not, in management's best judgment, that such tax benefits or portions thereof will be realized.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  Deferred income tax assets and liabilities reflect the tax effect of temporary differences between the carrying amount of assets and liabilities for financial reporting purposes and the amounts used for the same items for income tax reporting purposes. Significant components of the Corporation's deferred tax assets and liabilities as of December 31, 1994 and 1993 are as follows:

                                                        1994       1993
                                                      --------   --------
                                                         (IN THOUSANDS)
Deferred tax assets:
Credit loss reserves................................  $177,198   $222,764
State deferred taxes, net of federal amounts........    98,359    115,119
Writedowns of foreclosed properties.................    19,537     22,766
Net operating loss carryforward.....................     8,903      6,726
Loan discount accretion.............................     3,831      4,836
Federal financial assistance........................                7,390
Other, net..........................................    26,395     19,771
                                                      --------   --------
     Gross deferred tax assets......................   334,223    399,372
                                                      --------   --------
Deferred tax liabilities:
Employee benefits...................................    38,336     38,049
Excess of book over tax basis of assets acquired....     2,856     10,246
Depreciation and leasing............................    29,714     23,856
                                                      --------   --------
     Gross deferred tax liabilities.................    70,906     72,151
                                                      --------   --------
Deferred tax asset valuation allowances:
     Federal........................................               11,231
     State..........................................    98,359    115,119
                                                      --------   --------
Net deferred tax assets.............................  $164,958   $200,871
                                                      ========   ========

NOTE 14--CREDIT CONCENTRATIONS AND CREDIT RELATED FINANCIAL INSTRUMENTS

  The Corporation provides deposit and loan products and other financial services to a wide variety of consumer and commercial customers. Approximately 80 percent of the lending relationships are to customers located within New England, while the remaining lending relationships are to customers diversified throughout the United States. The Corporation's loan portfolio at December 31, 1994 consisted of commercial and industrial loans (38 percent), consumer loans (46 percent), real estate investor/developer loans (8 percent) and owner-occupied commercial real estate loans (8 percent). For details of the Corporation's loan portfolio by type as of December 31, 1994 and 1993, see Tables 11 through 15 on pages 37 through 39 of the Corporation's Annual Report of Form 10-K.

  The Corporation manages its loan portfolio to avoid concentration by industry or loan size to minimize its credit exposure. Commercial loans may be collateralized by the assets underlying the borrowers' business such as accounts receivable, equipment, inventory and real property. Consumer loans such as residential mortgage and installment loans are generally secured by the real or personal property financed. Commercial real estate loans are generally secured by the underlying real property and rental agreements.

  Credit-related financial instruments that have off-balance sheet credit risk are used by the Corporation to meet the financing need of its customers. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed to perform as contracted and the underlying collateral is worthless. However, the majority of the Corporation's commitments to extend credit are secured by collateral with sufficient value as prescribed by internal underwriting guidelines. Therefore, credit risk should not be interpreted as the amount of loss the Corporation would incur.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  A summary of credit-related financial instruments at December 31, 1994 and 1993 is presented below:

                                                                    1994                        1993
                                                           -----------------------     -----------------------
                                                            NOTIONAL       CREDIT       NOTIONAL      CREDIT
                                                             AMOUNT         RISK         AMOUNT        RISK
                                                           -----------   ---------     ----------   ----------
                                                                              (IN THOUSANDS)
Instruments whose contract amounts represent
   credit risk
      Commitments to extend credit......................   $12,210,524   $12,210,524   $7,907,890   $7,907,890
      Standby letters of credit.........................     1,836,381     1,836,381    1,366,373    1,366,373
      Residential mortgage loans sold with recourse.....       153,335       153,335      283,722      283,722

  Commitments to extend credit at December 31, 1994 included commercial and industrial lines of $10.5 billion, consumer home equity credit lines of $1.2 billion and commercial real estate lines of $.5 billion. Since the Corporation expects many of its commitments will expire without being drawn upon, total commitment amounts do not necessarily represent the Corporation's future liquidity requirements.

  Standby letters of credit are obligations to make payments under certain conditions to meet contingencies related to customers' contractual agreements and are subject to the same risk, credit review and approval process as a loan. Letters of credit are primarily used to enhance credit for public and private borrowing arrangements and to guarantee a customer's financial performance.

  Residential mortgage loans sold with recourse represent loans sold to U.S. Government agencies which allow the purchaser the option of requiring the Corporation to reacquire a loan in the event of default by the borrower. The option may extend for a period of five years or for the life of the loan. The Corporation has determined that the liability under the terms of the option agreements is not material.

NOTE 15--INTEREST RATE FINANCIAL INSTRUMENTS

  A summary of interest rate financial instruments at December 31, 1994 and 1993 is presented below:

                                                                      1994                     1993
                                                            ------------------------   ---------------------
                                                             NOTIONAL        CREDIT     NOTIONAL     CREDIT
                                                              AMOUNT        EXPOSURE     AMOUNT     EXPOSURE
                                                            ----------      --------   ----------   --------
                                                                               (IN THOUSANDS)
Trading instruments:
    Commitments to purchase foreign exchange.............   $5,345,157      $131,136   $5,581,220   $51,949
    Commitments to sell foreign exchange.................    5,355,377        34,100    5,589,002    88,838
    Futures contracts purchased..........................    1,115,000           557
    Futures contracts sold...............................    1,115,000           557      400,000       200
Risk management interest rate instruments:
Interest rate swap agreements
    Plain fixed-pay......................................    1,658,500        61,123      943,000       435
    Plain fixed-receive..................................       60,000           988      141,000     4,603
    Amortizing fixed-receive.............................    1,349,300                    900,000       660
    Basis................................................      605,000           437
Interest rate cap agreements.............................    1,775,000        42,551      950,000
Interest rate corridor agreements........................    1,031,000        20,197    2,406,000
Interest rate collar agreements..........................      500,000
Futures contracts sold...................................    6,005,000         8,655    2,528,000     1,264

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS



  Notional amounts, except for foreign exchange instruments which represent the contract amount, do not represent the amounts exchanged by the counterparties and do not measure the Corporation's exposure to credit or market risks. The amounts exchanged are based on the notional amounts and other terms of the financial instruments.

  The Corporation's credit exposure from interest rate instruments held for trading or risk management is represented by the market value of the instruments with a positive market value. The credit risk of futures contracts is limited to the daily settlement of the net change in the value of open contracts with the exchange on which the instruments are traded and the margin requirement held by the broker. Futures contracts are traded on exchanges, further reducing the credit risk in comparison with dealing with other counterparties. Credit risk disclosures relate to accounting losses that would be recognized if the counterparties completely failed to perform their obligations. To manage its level of credit risk, the Corporation deals with counterparties of good credit standing, establishes counterparty credit limits and enters into netting agreements whenever possible. Credit exposure amounts are presented gross and disregard any netting agreements. Interest rate instrument activities are subject to the same credit review, analysis and approval process as those applied to commercial loans. Netting agreements contain rights of set-off that provide for the net settlement of certain contracts with the same counterparty in the event of default. In the event of a default by a counterparty, the cost to the Corporation, if any, would be the replacement cost of the contract at the current market rate.

  Market risk is the risk that future changes in market conditions may make an instrument less valuable or more burdensome. Fluctuations in market prices, interest rates or currency exchange rates change the market value of the instrument. Exposure to market risk is managed in accordance with risk limits set by management or by entering into offsetting positions. The fair value of all financial instruments is discussed more fully in Note 16--"Fair Value of Financial Instruments".

TRADING INSTRUMENTS

  Foreign exchange contracts are entered into primarily for trading activities. A portion of these trading activities are customer-oriented, and trading positions, including any offsetting hedges, are established as necessary to accommodate customers' requirements. Foreign exchange contracts generally involve the exchange of currencies at agreed upon rates with various counterparties. The Corporation also enters into Eurodollar futures contracts for trading purposes. These contracts are commitments to purchase or sell a financial instrument at a future date for a specified price.

  The Corporation's foreign exchange and Eurodollar futures contracts are valued monthly at current market value and changes in market value are included in other noninterest income. Net gains realized from the trading of foreign exchange and Eurodollar futures contracts are included in other noninterest income. Foreign exchange trading income totaled $1.0 million, $3.0 million and $9.3 million in 1994, 1993 and 1992, respectively. The average fair values of commitments to purchase and sell foreign exchange during 1994 were unrealized gains of $97.6 million and unrealized losses of $97.7 million, respectively. Comparable amounts for 1993 were unrealized losses of $39.7 million and unrealized gains of $45.3 million, respectively. The average fair values of futures contracts purchased and sold during 1994 were $.4 million and $.8 million, respectively.

RISK MANAGEMENT INTEREST RATE INSTRUMENTS

  The Corporation's objective in utilizing interest rate instruments is the management of its interest rate risk. The operations of the Corporation's bank subsidiaries are subject to risk of interest rate fluctuations to the extent that interest-earning assets and interest-bearing liabilities mature or reprice at different times or in differing amounts. Risk management activities are aimed at optimizing net interest income, given levels of

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


interest rate risk consistent with the Corporation's business strategies. To achieve its risk management objective, the Corporation uses a combination of interest rate instruments, including interest rate swaps, options and futures contracts. The instruments utilized are described below.

  Interest rate swap agreements involve the exchange of fixed and variable rate interest payments based upon a notional principal amount and maturity date. Basis interest rate swaps involve floating interest rates such as U.S. Treasury bill and LIBOR. Index amortizing interest rate swaps involve the exchange of fixed and variable rate interest payments based upon a notional principal amount which amortizes based on an index rate and decreases over the life of the swap. Interest rate cap agreements are similar to interest rate swap agreements except that cash interest payments are made or received only if current interest rates rise above predetermined interest rates. Similarly, in an interest rate floor agreement, cash interest payments are made or received only if current interest rates fall below a predetermined interest rate. An interest rate collar consists of a cap and a floor. Interest rate corridor agreements consist of a simultaneous purchase and sale of a cap. The Corporation enters into interest rate swap, cap, floor and corridor agreements to manage the impact of fluctuating interest rates on earnings. The unamortized premium recorded in the Corporation's balance sheet related to interest rate risk management agreements was $32.8 million at December 31, 1994.

  Futures contracts are also used by the Corporation to manage interest rate exposure. These instruments are exchange-traded contracts for the future delivery of securities, other financial instruments or cash settlement at a specified price or yield. Initial margin requirements are met in cash or other instruments. At December 31, 1994, the Corporation had entered into U.S. Treasury rate futures contracts with approximately $708 million in notional amounts to manage the risk associated with the available for sale securities portfolio. The unrealized loss of approximately $.3 million at December 31, 1994 relating to these contracts has been recorded as part of the fair value of these securities. At December 31, 1994, the Corporation had approximately $100 million in notional amounts of U.S. Treasury rate futures contracts to manage the interest rate risk associated with the issuance of subordinated bank notes that occurred during the first quarter of 1995 in connection with the acquisition of Barclays Finance. At December 31, 1994, an unrealized gain of $.2 million relating to these contracts had been deferred and recorded in other liabilities. Upon the issuance of the subordinated bank notes, the futures contracts will be settled and the resulting gain or loss will be recognized as an adjustment to interest expense over the life of the subordinated bank notes. The Corporation also utilizes Eurodollar futures contracts to manage interest rate risk on the repricing of the Corporation's short-term funding sources. The unrealized gain relating to these Eurodollar futures contracts at December 31, 1994 of approximately $21.3 million has been deferred and recorded as an adjustment to the carrying amount of other borrowings. Upon settlement of these futures contracts, the resulting gain or loss will be recognized as an adjustment to interest expense over the average period of these short-term borrowings.

  For additional discussion of risk management interest rate instruments, see "Interest Rate Risk" on page 31 of the Corporation's Annual Report on Form 10-K.

NOTE 16--FAIR VALUE OF FINANCIAL INSTRUMENTS

  FAS No. 107, "Disclosures about Fair Value of Financial Instruments", requires the disclosure of the fair value of financial instruments. A financial instrument is defined as cash, evidence of an ownership interest in an entity, or a contract that conveys or imposes the contractual right or obligation to either receive or deliver cash or another financial instrument. Examples of financial instruments included in the Corporation's balance sheet are cash, federal funds sold or purchased, debt and equity securities, loans, demand, savings and other interest-bearing deposits, notes and debentures and foreign exchange contracts. Examples of financial instruments which are not included in the Corporation's balance sheet are commitments to extend credit, standby letters of credit, loans sold with recourse and interest rate swaps, options and futures contracts.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  Fair value is defined as the amount at which a financial instrument could be exchanged in a current transaction between willing parties, other than in a forced sale or liquidation, and is best evidenced by a quoted market price if one exists.

  The statement requires the fair value of deposit liabilities with no stated maturity, such as demand deposits, NOW and money market accounts, to equal the carrying value of these financial instruments and does not allow for the recognition of the inherent value of core deposit relationships when determining fair value. While the statement does not require disclosure of the fair value of nonfinancial instruments, such as the Corporation's premises and equipment, its banking and trust franchises and its core deposit relationships, the Corporation believes these nonfinancial instruments have significant fair value.

  The Corporation has estimated fair value based on quoted market prices where available. In cases where quoted market prices were not available, fair values were based on the quoted market price of a financial instrument with similar characteristics, the present value of expected future cash flows or other valuation techniques. Each of these alternative valuation techniques utilize assumptions which are highly subjective and judgmental in nature. Subjective factors include, among other things, estimates of cash flows, the timing of cash flows, risk and credit quality characteristics and interest rates. Accordingly, the results may not be precise and modifying the assumptions may significantly affect the values derived. In addition, fair values established utilizing alternative valuation techniques may or may not be substantiated by comparison with independent markets. Further, fair values may or may not be realized if a significant portion of the financial instruments were sold in a bulk transaction or a forced liquidation. Therefore, any aggregate unrealized gains or losses should not be interpreted as a forecast of future earnings or cash flows. Furthermore, the fair values disclosed should not be interpreted as the aggregate current value of the Corporation.

  The methodology and assumptions utilized to estimate the fair value of the Corporation's financial instruments, not previously discussed in the policy statements above, are described below.

  Financial instruments with fair value approximate to carrying value-The carrying value of cash and due from banks, interest-bearing deposits in other banks, federal funds sold and securities purchased under agreements to resell, residential mortgages held for sale, demand deposits, savings, NOW and money market deposits, foreign time deposits, other borrowings and accrued interest income and expense approximates fair value due to the short-term nature of these financial instruments.

  Securities--The fair value of securities was estimated based on prices obtained from independent market sources.

  Loans--The fair value of loans was estimated for groups of similar loans based on the type of loan, interest rate characteristics, credit risk and maturity. The fair value of performing fixed-rate commercial and commercial real estate loans was estimated by discounting expected future cash flows utilizing risk-free rates of return, adjusted for credit risk and servicing costs. The carrying value of performing variable-rate commercial and commercial real estate loans was estimated to approximate fair value due to the short-term and frequent repricing characteristics of these loans. Prepayments were not anticipated for either fixed-rate or variable-rate commercial and commercial real estate loans. The fair value of performing residential mortgage, home equity and installment loans was estimated utilizing quoted market values for securities backed by similar loans. The fair value of nonaccruing loans was estimated by discounting expected future cash flows utilizing risk-free rates of returns, adjusted for credit risk and servicing costs commensurate with a portfolio of nonaccruing loans. Where appropriate, the fair value reflects any FDIC loss protection arrangements.

  Deposits--The fair value of time deposits with fixed maturities was estimated by discounting expected future cash flows utilizing interest rates currently being offered on deposits with similar characteristics and maturities.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  Notes and debentures-The fair value of notes and debentures was estimated based on quoted market prices.

  Interest rate financial instruments-The fair value of futures contracts and foreign exchange trading instruments was based on quoted market prices. The fair value of risk management interest rate instruments was based on the amount the Corporation would receive or pay to terminate the agreements as of the reporting date based on the terms of the agreements, the creditworthiness of the counterparties and interest rates. The fair value of commitments to extend credit and standby letters of credit was based on the discounted value of fees currently charged for similar agreements. The fair value of residential mortgage loans sold with recourse was based on the estimated liability under
the terms of    the option agreements and is not material.

  The following table presents the carrying amount and fair value of the Corporation's financial instruments at December 31, 1994 and 1993.

                                                         1994                        1993
                                               ------------------------    -------------------------
                                                 CARRYING        FAIR        CARRYING        FAIR
                                                  AMOUNT        VALUE         AMOUNT         VALUE
                                               -----------   -----------   -----------   -----------
                                                                  (in thousands)
FINANCIAL ASSETS:
Cash and due from banks....................     $1,986,182    $1,986,182    $1,539,690    $1,539,690
Interest-bearing deposits in other banks...        439,936       439,936        13,252        13,252
Federal funds sold and securities purchased
  under agreements to resell...............        308,700       308,700        71,500        71,500
Trading account securities.................         27,859        27,859        19,625        19,625
Residential mortgages held for sale........         72,205        72,205       472,450       472,450
Available for sale securities..............      1,991,853     1,991,853     3,189,616     3,189,616
Held to maturity securities................      8,000,382     7,561,890     7,152,326     7,228,796
Loans, less reserve for credit losses......     17,945,027    18,132,000    16,928,532    17,591,000
Foreclosed properties......................         18,831        18,831        64,518        64,518
Customers' acceptance liability............          5,166         5,166        13,747        13,747
                                               -----------   -----------    ----------   -----------
        Total financial assets.............     30,796,141   $30,544,622    29,465,256   $30,204,194
                                                             ===========                 ===========
NONFINANCIAL ASSETS:
Premises and equipment.....................        329,780                     332,960
Other assets...............................      1,272,690                   1,304,589
                                               -----------                 -----------
        Total assets.......................    $32,398,611                 $31,102,805
                                               ===========                 ===========
FINANCIAL LIABILITIES:
Deposits...................................    $20,746,253   $20,544,157   $18,741,879   $18,978,416
Other borrowings...........................      7,086,579     7,086,579     9,282,951     9,282,951
Acceptances outstanding....................          5,166         5,166        13,747        13,747
Notes and debentures.......................      2,021,788     2,014,546       758,941       827,400
                                               -----------   -----------   -----------   -----------
        Total financial liabilities........     29,859,786   $29,650,448    28,797,518   $29,102,514
                                                             ===========                 ===========
NONFINANCIAL LIABILITIES:
Other liabilities..........................        341,652                     202,916
                                               -----------                 -----------
        Total liabilities..................     30,201,438                  29,000,434
Shareholders' equity.......................      2,197,173                   2,102,371
                                               -----------                 -----------
        Total liabilities and shareholders'
          equity...........................    $32,398,611                 $31,102,805
                                               ===========                 ===========

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                      FAIR VALUE
                                                 ---------------------
                                                    1994       1993
                                                 ---------- ----------
                                                    (in thousands)
UNRECOGNIZED FINANCIAL INSTRUMENTS:
Trading instruments:
    Commitments to purchase foreign exchange..      $89,572   $(36,598)
    Commitments to sell foreign exchange......      (89,657)    41,449
    Futures contracts purchased...............         (679)
    Futures contracts sold....................        1,174        (30)
Risk management interest rate instruments:
    Interest rate swap agreements.............      (42,345)   (21,471)
    Interest rate cap agreements..............       42,551     12,648
    Interest rate corridor agreements.........       (5,143)     6,177
    Interest rate collar agreements...........       (1,471)
    Futures contracts.........................       21,127        302
Credit-related financial instruments:
    Commitments to extend credit..............       19,724     26,000
    Standby letters of credit.................        8,360      6,400

NOTE 17-LITIGATION

   The Corporation's Shawmut Bank Connecticut subsidiary, which served as indenture trustee for certain healthcare receivable backed bonds issued by certain special purpose subsidiaries of Towers Financial Corporation, and another defendant, have been named in a lawsuit in federal court in Manhattan by purchasers of the bonds. The suit seeks damages in an undetermined amount equal to the difference between the current value of the bonds and their face amount of approximately $200 million, plus interest, as well as punitive damages. The Corporation believes its actions were reasonable and appropriate and were not the cause of any loss by the bondholders, and is vigorously defending the action.

   The Corporation is subject to various other pending and threatened lawsuits in which claims for monetary damages are asserted. Management, after consultation with legal counsel, does not anticipate that the ultimate liability, if any, arising out of such other pending and threatened lawsuits will have a material effect on the Corporation's results of operations or financial condition.

NOTE 18-REGULATORY MATTERS

   The Corporation is a multibank holding company subject to regulation and supervision by the Board of Governors of the Federal Reserve System ("the Board") under the Bank Holding Company Act of 1956. As a bank holding company, the Corporation's activities and those of its banking and nonbanking subsidiaries are limited to the business of banking and activities closely related or incidental to banking. The Corporation is also a unitary savings and loan holding company subject to regulation and supervision by the Office of Thrift Supervision ("OTS") under the Home Owners' Loan Act of 1933.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


  The Corporation's national banks, Shawmut Bank Connecticut, National Association ("Shawmut Bank Connecticut") and Shawmut Bank, National Association ("Shawmut Bank Massachusetts"), are subject to regulation and supervision by the Office of the Comptroller of the Currency ("OCC"). The Corporation's state-chartered bank, Shawmut Bank NH, is subject to regulation and supervision by the FDIC and the Bank Commissioner of the State of New Hampshire. Shawmut Bank, FSB, a federal savings bank, is subject to regulation and supervision by the OTS. The deposits of the Corporation's subsidiary banks are insured by, and therefore the subsidiary banks are subject to the regulations of, the FDIC. The banks are also subject to requirements and restrictions under federal and state law, including requirements to maintain reserves against deposits, restrictions on the types and amounts of loans that may be granted and the interest that may be charged thereon, and limitations on the types of investments that may be made and the types of services that may be offered. Various consumer laws and regulations also affect the operations of the Corporation's subsidiary banks.

  The Board and the OCC have adopted minimum risk-based capital and leverage guidelines for bank holding companies and national banks. The minimum Total capital ratio requirement is 8.00 percent, of which one-half must be Tier 1 capital. The minimum Leverage ratio requires Tier 1 capital of at least 3.00 percent of average quarterly assets less goodwill and other intangibles. This Leverage ratio is the minimum requirement for the most highly rated banking organizations and other banking organizations are expected to maintain an additional level of at least 100 to 200 basis points.

  The Board, OCC and FDIC implemented regulations, pursuant to the Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA"), effective on December 19, 1992, concerning prompt supervisory and regulatory actions to be taken against undercapitalized depository institutions. FDICIA establishes five capital categories: "well-capitalized"; "adequately capitalized"; "undercapitalized"; "significantly undercapitalized"; and "critically undercapitalized". Under these regulations, an institution will be deemed "well-capitalized" if it has a Risk-based Total capital ratio of 10.00 percent or greater, a Risk-based Tier 1 capital ratio of 6.00 percent or greater and a Leverage ratio of 5.00 percent or greater. In addition, the institution cannot be subject to an order, written agreement, capital directive or prompt correction action directive.

  The Tier 1 capital, Total capital and Leverage ratios for the Corporation at December 31, 1994 were 8.27 percent, 11.55 percent and 6.62 percent, respectively. The Tier 1 capital, Total capital and Leverage ratios for Shawmut Bank Connecticut were 9.01 percent, 10.27 percent and 7.51 percent, respectively, while these ratios for Shawmut Bank Massachusetts were 9.97 percent, 11.40 percent and 7.93 percent, respectively, at December 31, 1994. These ratios for Shawmut Bank NH were 13.88 percent, 15.14 percent and 5.67 percent, respectively, at December 31, 1994. The Corporation and its subsidiary banks at December 31, 1994 met the definition for a "well-capitalized" institution.

  The Corporation's subsidiary banks are required to maintain reserves against certain deposit liabilities in either cash or balances on deposit with the Federal Reserve System. The Corporation's subsidiary banks maintained combined average reserves of approximately $621 million in 1994 with the Federal Reserve Bank of Boston.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

  Principal sources of revenues for the Corporation are dividends received directly and indirectly from its banks and other subsidiaries and interest earned on short-term investments and advances to subsidiaries. Federal law imposes limitations on the payment of dividends by the subsidiaries of the Corporation that are national banks. Two different calculations are performed to measure the amount of dividends that may be paid: a recent earnings test and an undivided profits test. Under the recent earnings test, a dividend may not be paid if the total of all dividends declared by a national bank in any calendar year is in excess of the current year's net profits combined with the retained net profits of the two preceding years, unless the bank obtains the approval of the OCC. Under the undivided profits test, a dividend may not be paid in excess of a bank's undivided profits then on hand, after deducting bad debts in excess of the reserve for loan losses. Under the recent earnings test at January 1, 1995, which is the more restrictive of the two tests, Shawmut Bank Connecticut could pay up to approximately $170.8 million in dividends to its parent holding company without prior approval. Shawmut Bank Massachusetts, under the recent earnings test at January 1, 1995, could pay up to approximately $180.4 million in dividends to its parent holding company without prior approval. Shawmut Bank Connecticut and Shawmut Bank Massachusetts had undivided profits of $319.9 million and $558.1 million, respectively, at December 31, 1994.

  The Corporation's subsidiary banks are also restricted under federal law with respect to the transfer of funds from the subsidiary banks to the Corporation and its nonbanking subsidiaries. Such transfers are limited to certain percentages of the subsidiary bank's capital and surplus. Loans and extensions of credit must be secured in specified amounts. The Corporation had no borrowings outstanding from either of its subsidiary banks at December 31, 1994.

NOTE 19--FDIC ASSISTED TRANSACTIONS

  New Dartmouth was merged with and into Shawmut Bank NH concurrent with the acquisition of New Dartmouth (See Note 2-"Merger and Acquisitions"). New Dartmouth, concurrent with its formation on October 10, 1991, acquired certain assets and assumed certain liabilities of a number of failed institutions from the FDIC as receiver of these failed banks (the "1991 P&A Transaction"). New Dartmouth acquired from the FDIC $1.7 billion in assets and assumed $2.1 billion in deposits. The FDIC paid New Dartmouth $55.3 million in federal financial assistance to complete the transaction in addition to a payment of $400.8 million for the assumption of net liabilities. As part of the 1991 P&A Transaction, the FDIC provided certain assistance to New Dartmouth that included the ability to "put" classified loans to the FDIC upon certain conditions through October 10, 1994 and the sharing of losses on certain consumer and residential loans through December 31, 1994. New Dartmouth allocated approximately $42.6 million of the federal financial assistance it received from the FDIC as a discount on the acquired loan portfolio representing the estimate of potential future losses in excess of the protection provided by the FDIC.

  As discussed in Note 2-"Merger and Acquisitions", the Corporation acquired Gateway and merged its banking subsidiary into Shawmut Bank Connecticut. Previously, Gateway acquired certain assets and assumed certain liabilities of a failed institution from the FDIC as receiver of the failed bank. Under the terms of this acquisition, the FDIC agreed to repurchase from Gateway any acquired commercial loans and commercial mortgages that became delinquent, as defined, prior to December 13, 1993. Through that date, approximately $58.1 million of loans had been "put" to the FDIC, of which $21.1 million was classified as a receivable from the FDIC and included in other assets at December 31, 1993, which was received in 1994.

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 20-PARENT COMPANY FINANCIAL INFORMATION

  The condensed financial information of Shawmut National Corporation (parent company only) is presented below:

CONDENSED BALANCE SHEET

                                                             1994           1993
                                                          -----------    -----------
                                                          DECEMBER 31, (IN THOUSANDS)
ASSETS
Cash and short-term investments with subsidiary banks..    $  328,114    $  293,984
Securities available for sale, at fair value...........       225,895        48,700
Investments in subsidiaries
    Banking subsidiaries...............................     2,421,902
    Other subsidiaries.................................       319,636     2,140,830
Advances to subsidiaries...............................                     241,281
Other assets...........................................        90,779        24,985
                                                           ----------    ----------
      Total............................................    $3,386,326    $2,749,780
                                                           ==========    ==========
LIABILITIES AND SHAREHOLDERS' EQUITY
Private placement notes................................    $  210,997    $  174,996
Borrowings from affiliates.............................       145,734       143,917
Other borrowings.......................................        23,594
Other liabilities......................................        59,629        29,092
Notes and debentures...................................       749,199       299,404
Shareholders' equity...................................     2,197,173     2,102,371
                                                           ----------    ----------
      Total............................................    $3,386,326    $2,749,780
                                                           ==========    ==========

CONDENSED STATEMENT OF INCOME

                                                                        1994        1993        1992
                                                                    ------------ ----------- ----------
                                                                    YEAR ENDED DECEMBER 31, (IN THOUSANDS)
REVENUES
Dividend income from subsidiaries..................................    $126,928    $ 81,900
Interest and dividend income
    Advances to subsidiaries.......................................       5,099       4,578    $ 2,883
    Short-term investments.........................................      10,038       8,896      8,146
    Securities available for sale, at fair value...................      10,704       2,307
Other..............................................................       7,802       7,973      8,588
                                                                       ---------   ---------   --------
      Total........................................................     160,571     105,654     19,617
                                                                       ---------   ---------   --------
EXPENSES
Interest...........................................................      54,185      30,279     10,563
Other..............................................................      17,573       9,293     12,420
                                                                       ---------   ---------   --------
      Total........................................................      71,758      39,572     22,983
                                                                       --------    --------    -------
INCOME (LOSS) BEFORE INCOME TAX BENEFIT, EQUITY IN
  UNDISTRIBUTED INCOME OF SUBSIDIARIES,
  EXTRAORDINARY CREDIT AND ACCOUNTING CHANGES......................      88,813      66,082     (3,366)
Income tax benefit.................................................      (8,454)     (7,744)      (864)
                                                                       --------    --------    -------
INCOME (LOSS) BEFORE EQUITY IN UNDISTRIBUTED
  INCOME OF SUBSIDIARIES, EXTRAORDINARY CREDIT
  AND ACCOUNTING CHANGES...........................................      97,267      73,826     (2,502)
Equity in undistributed income of subsidiaries before extraordinary
credit and accounting changes......................................     140,085     209,022     70,229
                                                                       --------    --------    -------
INCOME BEFORE EXTRAORDINARY CREDIT AND
  ACCOUNTING CHANGES...............................................     237,352     282,848     67,727
Extraordinary credit...............................................                             18,378
Cumulative effect of changes in methods of accounting..............                  46,200
                                                                       --------    --------    -------
NET INCOME.........................................................    $237,352    $329,048    $86,105
                                                                       ========    ========    =======

                                      35

                 SHAWMUT NATIONAL CORPORATION AND SUBSIDIARIES

                       CONDENSED STATEMENT OF CASH FLOWS

                                                           1994        1993        1992
                                                        ----------- ----------- ----------
                                                        YEAR ENDED DECEMBER 31, (IN THOUSANDS)
OPERATING ACTIVITIES
Net income.............................................  $ 237,352   $ 329,048  $  86,105
Equity in undistributed income of subsidiaries.........   (140,085)   (209,022)   (70,229)
Extraordinary credit...................................                           (18,378)
Cumulative effect of changes in methods of accounting..                (46,200)
Other..................................................    (34,312)    (20,972)     7,710
                                                         ----------  ---------- ----------
CASH PROVIDED BY OPERATING ACTIVITIES..................     62,955      52,854      5,208
                                                         ----------  ---------- ----------
FINANCING ACTIVITIES
Increase in borrowings.................................     61,412      15,657     39,320
Proceeds from issuance of subordinated notes...........                149,700    149,631
Proceeds from issuances of common and preferred stock..     55,981      61,955    356,599
Purchases of common stock and preferred stock..........     (2,734)     (2,509)       (10)
Cash dividends paid....................................   (101,432)    (42,918)    (2,131)
                                                         ----------  ---------- ----------
CASH PROVIDED BY FINANCING ACTIVITIES..................     13,227     181,885    543,409
                                                         ----------  ---------- ----------
INVESTING ACTIVITIES
Purchases of securities available for sale.............   (741,421)   (346,300)
Proceeds from sales and maturities of securities
  available for sale...................................    698,011     297,600
Increase in investments in subsidiaries................    (61,226)    (86,400)  (301,400)
Decrease (increase) in advances to subsidiaries........     62,584    (144,781)   (18,700)
                                                         ----------  ---------- ----------
CASH USED BY INVESTING ACTIVITIES......................    (42,052)   (279,881)  (320,100)
                                                         ----------  ---------- ----------
INCREASE (DECREASE) IN CASH AND
  SHORT-TERM INVESTMENTS...............................     34,130     (45,142)   228,517
Cash and short-term investments at beginning of year...    293,984     339,126    110,609
                                                         ----------  ---------- ----------
CASH AND SHORT-TERM INVESTMENTS
  AT END OF YEAR.......................................  $ 328,114   $ 293,984  $ 339,126
                                                         ==========  =========  =========

  During 1994, the ownership of Shawmut Bank Connecticut and Shawmut Bank Massachusetts was transferred to Shawmut National Corporation ("Parent Company") from the respective bank holding companies, Hartford National Corporation ("HNC") and Shawmut Corporation ("SC"), which are lower tiered holding companies of the Parent Company. Noncash transactions affecting investments in subsidiaries during 1994 included the transfer of $142.2 million of securities and $449.6 million of notes and debentures from HNC and SC to the Parent Company and a reduction of $18.3 million related to the redemption of FDIC Preferred Stock by New Dartmouth. Also, advances to subsidiaries totaling $178.7 million were converted to investments in subsidiaries during 1994.

                      [PRICE WATERHOUSE LLP LETTERHEAD]


                       REPORT OF INDEPENDENT ACCOUNTANTS

To the Board of Directors and Shareholders of Shawmut National Corporation

  In our opinion, the consolidated balance sheets and the related consolidated statements of income, of changes in shareholders' equity and of cash flows appearing on pages 46 to 81 of this report present fairly, in all material respects, the financial position of Shawmut National Corporation and its subsidiaries at December 31, 1994 and 1993, and the results of their operations and their cash flows for each of the three years in the period ended December 31, 1994, in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Corporation's management; our responsibility is to express an opinion on these financial statements based on our audits. We conducted our audits of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for the opinion expressed above.

  As discussed in Note 1 to the consolidated financial statements, in 1993 the Corporation changed its methods of accounting for postretirement benefits other than pensions, postemployment benefits and income taxes.



/s/ Price Waterhouse LLP

Hartford, Connecticut
February 20, 1995


                                      37